Exhibit 10.11

LEASE

Between

150 SECOND STREET, LLC

as Landlord,

and

FOUNDATION MEDICINE, INC.

as Tenant,

For Premises located at:

150 Second Street

Cambridge, Massachusetts

TABLE OF CONTENTS

ARTICLE 1 BASIC LEASE PROVISIONS; DEFINITIONS	1
1.1 Basic Lease Provisions	1
1.2 Definitions	5

ARTICLE 2 PREMISES; APPURTENANT RIGHTS; RESERVATIONS	8
2.1 Lease of Premises	8
2.2 Appurtenant Rights	9
2.3 Landlord Reservations	10

ARTICLE 3 DELIVERY OF PREMISES; ACCEPTANCE	10
3.1 Delivery of Premises; Acceptance of Premises	10
3.2 Acknowledgment of Lease Commencement Date	11

ARTICLE 4 RENT	11
4.1 Base Rent	11
4.2 Base Rent Abatement Period	11
4.3 Additional Rent	14
4.4 Intentionally Omitted	14
4.5 Operating Expense Payments	14
4.6 Taxes	17

ARTICLE 5 CONDITION OF PREMISES; CONSTRUCTION	18
5.1 Base Building Work	18
5.2 Tenant’s Work	19
5.3 Intentionally Deleted	21
5.4 Landlord’s Contribution	21
5.5 Measurement of Premises	23

ARTICLE 6 USE	23
6.1 Use	23

ARTICLE 7 PARKING	24
7.1 Parking	24

ARTICLE 8 UTILITIES; SERVICES	26
8.1 Utilities; Services	26
8.2 Shafts and Risers	27
8.3 Rooftop Premises	28
8.4 Tenant’s Generator	28
8.5 Access	29

ARTICLE 9 ALTERATIONS	29
9.1 Alterations and Tenant’s Property	29

i

ARTICLE 10 REPAIRS AND MAINTENANCE	30
10.1 Landlord’s Repairs	30
10.2 Tenant’s Repairs	31

ARTICLE 11 MECHANIC’S LIENS	31
11.1 Mechanic’s Liens	31

ARTICLE 12 INDEMNIFICATION	32
12.1 Indemnification	32

ARTICLE 13 INSURANCE	33
13.1 Insurance	33

ARTICLE 14 RESTORATION	35
14.1 Restoration	35

ARTICLE 15 CONDEMNATION	36
15.1 Condemnation	36

ARTICLE 16 EVENTS OF DEFAULT	36
16.1 Events of Default	36
16.2 Landlord’s Remedies	38

ARTICLE 17 ASSIGNMENT AND SUBLETTING	40
17.1 General Prohibition	40
17.2 Permitted Transfers	40
17.3 Additional Conditions	42
17.4 No Release of Tenant, Sharing of Excess Rents	42
17.5 No Waiver	43
17.6 Prior Conduct of Proposed Transferee	43

ARTICLE 18 ESTOPPEL CERTIFICATE	43
18.1 Estoppel Certificate	43

ARTICLE 19 SUBORDINATION	44
19.1 Subordination	44
19.2 Ground Lease	44

ARTICLE 20 SURRENDER	44
20.1 Surrender	44

ARTICLE 21 ENVIRONMENTAL REQUIREMENTS	45
21.1 Prohibition/Compliance/Indemnity	45
21.2 Business	46
21.3 Tenant Representation and Warranty	47
21.4 Testing	47
21.5 Control Areas	48
21.6 Intentionally Deleted	48
21.7 Tenant’s Obligations	48
21.8 Definitions	48

ARTICLE 22 TENANT’S REMEDIES/LIMITATION OF LIABILITY	49
22.1 Tenant’s Remedies/Limitation of Liability	49
22.2 Limitation on Landlord’s Liability	49

ARTICLE 23 INSPECTION AND ACCESS	50
23.1 Inspection and Access	50

ARTICLE 24 SIGNAGE	50
24.1 Signs; Exterior Appearance	50

ARTICLE 25 HOLDING OVER	51
25.1 Holding Over	51

ARTICLE 26 WAIVER OF JURY TRIAL	51
26.1 Waiver of Jury Trial	51

ARTICLE 27 SECURITY DEPOSIT	52
27.1 Security Deposit	52

ARTICLE 28 RIGHT TO EXTEND TERM	53
28.1 Extension Rights	53
28.2 Arbitration	54
28.3 Rights Personal	54
28.4 Exceptions	55
28.5 No Extensions	55
28.6 Termination	55

ARTICLE 29 RIGHT OF FIRST OFFER	55
29.1 Tenant’s Right of First Offer	55

ARTICLE 30 MISCELLANEOUS	56
30.1 Notices	56
30.2 Joint and Several Liability	56
30.3 Financial Information	56
30.4 Recordation	57
30.5 Interpretation	57
30.6 Not Binding Until Executed	57
30.7 Limitations on Interest	57
30.8 Choice of Law	58
30.9 Time	58
30.10 OFAC	58
30.11 Incorporation by Reference	58
30.12 Entire Agreement	58
30.13 No Accord and Satisfaction	58
30.14 Hazardous Activities	58
30.15 REIT/UBTI	59

30.16 Quiet Enjoyment	59
30.17 Prorations	59
30.18 Rules and Regulations	59
30.19 Security	59
30.20 Force Majeure	60
30.21 Brokers	60
30.22 Severability	60

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made as of the 27th day of March 2013 (“Effective Date”), between 150 SECOND STREET, LLC, a Delaware limited liability company (“Landlord”), and FOUNDATION MEDICINE, INC., a Delaware corporation (“Tenant”).

ARTICLE 1

BASIC LEASE PROVISIONS; DEFINITIONS

1.1 Basic Lease Provisions.

Landlord:	150 Second Street, LLC, a Delaware limited liability company

Landlord’s Address:	c/o Skanska USA Commercial Development Inc. 253 Summer Street Boston, MA 02210 Attn: Charles Leatherbee

Tenant:	Foundation Medicine, Inc., a Delaware corporation

Tenant’s Original Address:	300 One Kendall Square, Suite B3501 Cambridge, MA 02139

Address:	150 Second Street, Cambridge, Massachusetts

Premises:

That portion of the Project known as Suite 101, containing approximately 61,591 rentable square feet, comprising the entire second floor and a portion of the first floor of the Building, as shown on Exhibit A.

Project:	The real property on which the building (the “Building”) in which the Premises are located, together with all improvements thereon and appurtenances thereto as described on Exhibit B.

Base Rent:	$56.00 per rentable square foot of the Premises per annum with annual escalations as set forth in the following table:

Period	Rate per RSF	Annual Base Rent	Monthly Base Rent
Months 1 (from Lease Commencement Date) through 12*	$56.00	$3,449,096.00	$287,424.67
Months 13 through 24*	$57.68	$3,552,568.88	$296,047.41
Months 25 through 36	$59.41	$3,659,121.31	$304,926.78
Months 37 through 48	$61.19	$3,768,753.29	$314,062.77
Months 49 through 60	$63.03	$3,882,080.73	$323,506.73
Months 61 through 72	$64.92	$3,998,487.72	$333,207.31
Months 73 through 84	$66.86	$4,117,974.26	$343,164.52
Months 85 through 95	$68.87	$4,241,772.17	$353,481.01

*	Notwithstanding anything in this Section of the Lease to the contrary, Tenant shall be entitled to: (i) an abatement of Base Rent in the amount of $3,000,000 commencing on the Lease Commencement Date, subject to the terms and conditions set forth in Section 4.2; and (ii) an abatement of Base Rent pertaining to 5,000 RSF of the Premises applied on a monthly basis for the twelve (12) month period following the Rent Commencement Date.

Rent Commencement Date:	The date following the Lease Commencement Date on which the full amount of the Rent Abatement has been fully applied to the Base Rent under this Lease subject to the terms and conditions set forth in Section 4.2.

Rentable Area of Premises:	61,591 rentable square feet

Rentable Area of Project:	123,210 square feet

Tenant’s Share of Operating Expenses:	49.99%

Lease Commencement Date:	The earlier of: (i) the Substantial Completion of Tenant’s Work (as set forth in Section 5.4); or (ii) September 1, 2013.

Base Term:	Beginning on the Lease Commencement Date and ending on the last day of the month in which the seventh anniversary of the Rent Commencement Date occurs, except that if such anniversary is the first day of a calendar month, the expiration shall be the last day of the month immediately prior to such anniversary.

Extension Term:	One option for five (5) years as set forth in Section 28.

Landlord’s Contribution:	Subject to Section 5.4 below, $150 per RSF of the Premises calculated to equal $9,238,650 based on Premises containing 61,591 RSF, and at Tenant’s option, an additional $20 per RSF calculated to equal $1,231,820.

Permitted Use:	General office, research and development, laboratory and other related uses, consistent with the character of the Project and otherwise in compliance with the provisions of Section 6 hereof.

Wiring and ACH Instructions for Rent Payment:	Bank: Bank of America Account Name: 150 Second Street LLC Account Number: ACH Routing /ABA Wire Routing /ABA Mail Code: GA1-006-09-10 Atlanta Plaza Building 600 Peachtree St NE Atlanta, GA 30308-2265

Parking:	As set forth in Section 7.

Security Deposit:	$1,724,548.02 subject to the terms and conditions set forth in Section 27.

General Liability Insurance:	$2,000,000.00 per occurrence/$3,000,000.00 aggregate (combined single limit) for property damage, bodily injury and death.

Right of First Offer:	As set forth in Section 29.

Landlord’s Notice Address:	c/o Skanska USA Commercial Development Inc. 253 Summer Street Boston, MA 02210 Attn: Charles Leatherbee

Tenant’s Notice Address:	Prior to the Lease Commencement Date:

300 One Kendall Square, Suite B3501
Cambridge, MA 02139
Attention: Robert Hesslein, General Counsel

After the Lease Commencement Date:

150 Second Street
Cambridge, MA 02139
Attention: Robert Hesslein, General Counsel

Brokers:	Jones Lang LaSalle and Richards Barry Joyce & Partners, LLC

The following Exhibits and Addenda are attached hereto and incorporated herein by this reference:

EXHIBIT A - PLAN OF PREMISES, STORAGE SPACES AND SHARED SPACES

EXHIBIT B - DESCRIPTION OF PROJECT

EXHIBIT C - PERMITTED ENCUMBRANCES

EXHIBIT D - ACKNOWLEDGMENT OF LEASE COMMENCEMENT DATE

EXHIBIT E - RENT CERTIFICATE

EXHIBIT F - BASE BUILDING SPECIFICATIONS

EXHIBIT G - LANDLORD TENANT MATRIX

EXHIBIT H - TENANT’S CONCEPT PLAN

EXHIBIT I - TENANT DESIGN AND CONSTRUCTION GUIDELINES

EXHIBIT J - PARKING PLAN

EXHIBIT K - NON-DISTURBANCE AGREEMENT

EXHIBIT L - SIGNAGE PLAN

EXHIBIT M - RULES AND REGULATIONS

1.2 Definitions.

“Abated Base Rent” shall have the meaning set forth in Section 4.2 hereof.

“ADA” shall mean the Americans With Disabilities Act, 42 U.S.C. § 12101, et seq., together with the regulations promulgated pursuant thereto.

“Additional Rent” shall have the meaning set forth in Section 4.3 hereof.

“AIA” shall mean the American Institute of Architects.

“Alterations” shall have the meaning set forth in Section 9.1 hereof.

“Annual Estimate” shall have the meaning set forth in Section 4.4 hereof.

“Annual Statement” shall have the meaning set forth in Section 4.4 hereof.

“Arbitrator” shall mean any person appointed by or on behalf of either party or appointed pursuant to the provisions hereof and: (i) shall be (A) a member of the American Institute of Real Estate Appraisers with not less than 10 years of experience in the appraisal of improved office and high tech industrial real estate in the greater Boston, Massachusetts metropolitan area, or (B) a licensed commercial real estate broker with not less than 15 years experience representing landlords and/or tenants in the leasing of high tech or life sciences space in the greater Boston, Massachusetts metropolitan area, (ii) devoting substantially all of their time to professional appraisal or brokerage work, as applicable, at the time of appointment and (iii) be in all respects impartial and disinterested.

“Assignment Date” shall have the meaning set forth in Section 17.2 hereof.

“Assignment Notice” shall have the meaning set forth in Section 17.2 hereof.

“Assignment Termination” shall have the meaning set forth in Section 17.2 hereof.

“Base Rent” shall have the meaning set forth in Section 1.1 hereof.

“Base Rent Abatement Period” shall have the meaning set forth in Section 4.2 hereof.

“Base Term” shall have the meaning set forth in Section 1.1 hereof.

“Business Day” shall mean any day other than (a) a Saturday or Sunday and (b) any Federal holiday or (c) a day on which banks are not open for business generally in the Commonwealth of Massachusetts.

“Broker” shall have the meaning set forth in Section 1.1 hereof.

“Building Systems” shall mean the structural, exterior, parking and other Common Areas of the Project, including HVAC, plumbing, fire sprinklers, elevators and all other building systems serving the Premises and other portions of the Project.

“Claims” shall have the meaning set forth in Section 6.1 hereof.

“Common Areas” shall mean the portions of the Project which are for the non-exclusive use of tenants of the Project.

“Default Rate” shall mean an annual rate equal to the lesser of 12% per annum or the highest rate permitted by law.

“Default” shall have the meaning set forth in Section 16.1 hereof.

“Environmental Claims” shall have the meaning set forth in Section 21.1.

“Environmental Requirements” shall have the meaning set forth in Section 21.8 hereof.

“Excess Rent” shall have the meaning set forth in Section 17.4 hereof.

“Expense Information” shall have the meaning set forth in Section 4.4 hereof.

“Extension Proposal” shall have the meaning set forth in Section 28.2 hereof.

“Extension Right” shall have the meaning set forth in Section 28.1 hereof.

“Extension Term” shall have the meaning set forth in Section 28.1 hereof.

“Force Majeure” shall have the meaning set forth in Section 30.20 hereof.

“Governmental Authority” shall have the meaning set forth in Section 4.6 hereof.

“Ground Lease” shall have the meaning set forth in Section 19.2 hereof.

“Ground Lessor” shall have the meaning set forth in Section 19.2 hereof.

“Haz Mat Documents” shall have the meaning set forth in Section 21.2 hereof.

“Hazardous Materials Clearances” shall have the meaning set forth in Section 14.1 hereof.

“Hazardous Materials List” shall have the meaning set forth in Section 21.2 hereof.

“Hazardous Materials” shall have the meaning set forth in Section 21.8 hereof.

“Holder” shall have the meaning set forth in Section 19.1 hereof.

“Independent Review” shall have the meaning set forth in Section 4.4 hereof.

“Initial Rent Abatement” shall have the meaning set forth in Section 4.2 hereof.

“Installations” shall have the meaning set forth in Section 9.1 hereof.

“Landlord’s Work” shall have the meaning set forth in Section 5.1 hereof.

“Legal Requirement(s)” shall mean all laws, orders, judgments, ordinances, regulations, codes, directives, permits, licenses, covenants and restrictions now or hereafter applicable to the Project, and to the use and occupancy thereof, including, without limitation, the ADA.

“Letter of Credit” shall have the meaning set forth in Section 27.1 hereof.

“Market Rate” shall have the meaning set forth in Section 28.1 hereof.

“Material Service Interruption” shall have the meaning set forth in Section 8.1 hereof.

“Maximum Restoration Period” shall have the meaning set forth in Section 14.1 hereof.

“Mortgage” shall have the meaning set forth in Section 19.1 hereof.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of Treasury.

“OFAC Rules” shall mean the rules of OFAC and any statute, executive order, or regulation relating thereto.

“OKS Rent Savings Event” shall have the meaning set forth in Section 4.2 hereof.

“One Kendall Square Lease” shall have the meaning set forth in Section 4.2 hereof.

“Operating Expenses” shall have the meaning set forth in Section 4.4 hereof.

“Permitted Assignment” shall have the meaning set forth in Section 17.2 hereof.

“Permitted Use” shall have the meaning set forth in Section 1.1 hereof.

“Premises” shall have the meaning set forth in Section 1.1 hereof.

“Proceeding for Relief” shall have the meaning set forth in Section 16.1(f) hereof.

“Project” shall have the meaning set forth in Section 1.1 hereof.

“Related Parties” shall have the meaning set forth in Section 13.1 hereof.

“Removable Installations” shall have the meaning set forth in Section 9.1 hereof.

“Rent” shall mean Base Rent, Tenant’s Share of Operating Expenses and all other amounts payable by Tenant to Landlord hereunder.

“Rent Abatement Conditions” shall have the meaning set forth in Section 4.2 hereof.

“Rentable Area of the Premises” shall have the meaning set forth in Section 1.1 hereof.

“Rentable Area of the Project” shall have the meaning set forth in Section 1.1 hereof.

“Rent Certificate” shall have the meaning set forth in Section 4.2 hereof.

“Security Deposit” shall have the meaning set forth in Section 27.1 hereof.

“Service Interruption” shall have the meaning set forth in Section 8.1 hereof.

“Service Interruption Notice” shall have the meaning set forth in Section 8.1 hereof.

“Substantial Completion” or “Substantially Complete” shall have the meaning set forth in Section 5.4.

“Surrender Plan” shall have the meaning set forth in Section 20.1 hereof.

“Swing Space Lease” shall mean that certain Lease by and between Landlord and Tenant dated as of February 4, 2013 pertaining to certain premises located on the first floor of the Building.

“Taking” and “Taken” shall have the meaning set forth in Section 15.1 hereof.

“Taxes” shall have the meaning set forth in Section 4.5 hereof.

“Tenant HazMat Operations” shall have the meaning set forth in Section 20.1 hereof.

“Tenant Parties” shall have the meaning set forth in Section 10.1 hereof.

“Tenant’s Property” shall have the meaning set forth in Section 9.1 hereof.

“Tenant’s Share of Operating Expenses” shall have the meaning set forth in Section 1.1 hereof.

“Tenant’s Share” shall mean the percentage set forth in the Basic Lease Provisions as Tenant’s Share as reasonably adjusted by Landlord for changes in the physical size of the Premises or the Project occurring thereafter.

“Tenant’s Work” shall have the meaning set forth in Section 5.2.

“Utilities” shall have the meaning set forth in Section 8.1 hereof.

“Restoration Period” shall have the meaning set forth in Section 14.1 hereof.

ARTICLE 2

PREMISES; APPURTENANT RIGHTS; RESERVATIONS

2.1 Lease of Premises. Upon and subject to all of the terms and conditions hereof, Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord.

Excepted and excluded from the Premises and the Common Areas (as defined below) are the ceiling, floor, perimeter walls and exterior windows (except the inner surface of each thereof), and any space in the Premises used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other Building facilities, but the entry doors to the Premises are a part thereof, together with related glass and finish work. Landlord shall have the right to place in the Premises interior sun control devices, utility lines, cables and wiring, equipment, stacks, pipes, conduits, ducts and the like, provided that any such installations shall be located above the ceiling or within the walls (except for the interior sun control devices which shall be located in or near the windows) and shall not otherwise materially interfere with Tenant’s use of the Premises.

2.2 Appurtenant Rights. Subject to the matters set forth in the following paragraph, Tenant shall have, as appurtenant to the Premises, the non-exclusive right to use, and permit its invitees to use in common with Landlord and others, the following areas of the Property (collectively, the “Common Areas”) (i) public or common lobbies, hallways, stairways, and common walkways necessary for access to the Building and the Premises, and if the portion the Premises on any floor includes less than the entire floor, any common toilets, any corridors required, for access to the Premises and any elevator lobby of such floor; and (ii) the access driveways, parking areas (as the same may be designated or modified by Landlord from time to time), loading areas, pedestrian sidewalks, landscaped areas, trash enclosures, if any, and other areas or facilities, if any, which are located in or on the Property and designated by Landlord time to time for the non-exclusive use of tenants and other occupants of the Building.

If Landlord intends to perform work in the area above the ceiling to the Premises or on the floor slab above the Premises in connection with the build out of any other space in the Building or otherwise as permitted herein and such work is likely to interfere unreasonably with Tenant’s use of the Premises due to the intrusion, noise or vibration of the work, Landlord shall provide Tenant at least fifteen (15) day’s prior notice of such access, except in the event of an emergency, and will use reasonable efforts to coordinate such work to minimize any disruption to Tenant and where feasible will cause the work to be performed outside of normal business hours.

Landlord has designated certain areas located on the ground level and garage level of the Building for Storage Space and Shared Space, as shown on the plan attached hereto as Exhibit for use by the tenants of the Building. Tenant shall be allocated Tenant’s Share of the Storage Space and Shared Space, the location and use of which shall be reasonably determined by Landlord and Tenant subject to applicable Legal Requirements, circulation requirements and Landlord’s reasonable requirements and conditions (including, without limitation, consideration for the utility of the unused portions of the Storage Space and Shared Space by other tenants of Building). Without limiting Tenant’s right to use the Shared Space in accordance with the terms this Section, Landlord authorizes Tenant’s use of Tenant’s Share of the Shared Space for the installation and use of an acid neutralization tank and/or similar storage tanks with appropriate partitioning at Tenant’s cost subject to applicable Legal Requirements and Landlord’s reasonable requirements and conditions. The Storage Space and Shared Space shall be leased to Tenant on of the terms and conditions of this Lease which are applicable to the Premises except as follows: (i) the rent for Tenant’s Share of the Storage Space shall be the then applicable market rate (currently $18.00 per RSF); (ii) Landlord shall not have any obligation to make any or alterations to the Storage Space and Shared Space to prepare such space for Tenant’s use; (iii) Tenant shall use Tenant’s Share of the Storage Space and Shared Space solely for the storage or use of Tenant’s property or equipment and for no other purpose and in accordance with all applicable Legal Requirements; (iv) Tenant, at its sole expense, shall keep Tenant’s Share of the Storage Space and Shared Space clean and in good condition; and (vi) Landlord shall not be required to provide any services for the Storage Space and Shared Space.

Tenant shall have the right to use the main lobby of the Building for events upon reasonable prior written notice to Landlord subject to: (i) the Legal Requirements; (ii) the Rules and Regulations; (iii) any reasonable conditions that Landlord may impose with respect to the requested use of the main lobby; (iv) the rights of any other tenants or occupants in the Building; and (v) the condition that such use does not adversely affect the use and enjoyment of any other tenant or occupant in the Building.

Notwithstanding any provision herein to the contrary, Tenant’s rights under this Lease shall always be subject to (a) reservations, restrictions, easements and encumbrances and other matters of record as of the date of this Lease as shown on Exhibit C and such future matters which do not unreasonably interfere with the use or occupancy of the Premises for the Permitted Uses or materially increase Tenant’s costs under this Lease or in connection with the use and occupancy of the Premises (“Permitted Encumbrances”), (b) such reasonable rules and regulations from time to time established by Landlord with respect to the Property pursuant to Section 30.18 (the “Rules and Regulations”), and (c) Landlord’s reservations set forth in Section 2.3 below or elsewhere in this Lease.

2.3 Landlord Reservations. Notwithstanding any provision herein to the contrary, Landlord reserves the right to: (i) grant, modify and terminate Permitted Encumbrances, (ii) designate and change from time to time areas and facilities so to be used, (iii) make additions to Building, (iv) construct other buildings and improvements at the Property, (v) post “For Sale” “For Lease” signs on the Property at any time during the Term, and (vi) change the name and address of the Building (provided that Landlord agrees not to name the Building after another tenant of the Building. Landlord reserves the right, at any time and from time to time, to make such changes, alterations, additions, improvements, repairs or replacements in or to the Project (including the Premises but, with respect to the Premises, only for purposes of repairs, maintenance, replacements and other rights expressly reserved to Landlord herein) and the and equipment therein, as well as in or to the street entrances and/or the Common Areas, as it reasonably deem necessary or desirable, provided, however, that there be no material obstruction or modification of access to, or material interference with the use or enjoyment of, the Premises parking spaces by Tenant. Subject to the foregoing, Landlord expressly reserves the right to temporarily close all, or any portion, of the Common Areas for the purpose of making repairs or changes thereto.

ARTICLE 3

DELIVERY OF PREMISES; ACCEPTANCE

3.1 Delivery of Premises; Acceptance of Premises. Landlord shall deliver the Premises to Tenant upon the Effective Date provided that Tenant has delivered the Security Deposit to Landlord and complied with the requirements of Article 13. Except as set forth in Section 5.1, if applicable: (i) Tenant shall accept the Premises in their condition as of the time of delivery, subject to all applicable Legal Requirements (as defined in Article 6 hereof); (ii) Landlord shall have no obligation for any defects in the Premises; and (iii) Tenant’s taking possession of the Premises shall be conclusive evidence that Tenant accepts the Premises with Landlord’s Work Substantially Completed.

Tenant agrees and acknowledges that, except as otherwise set forth in this Lease, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Premises or the Project, and/or the suitability of the Premises or the Project for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Premises or the Project are suitable for the Permitted Use. This Lease constitutes the complete agreement of Landlord and Tenant with respect to the subject matter hereof and supersedes any and all prior representations, inducements, promises, agreements, understandings and negotiations which are not contained herein. Landlord in executing this Lease does so in reliance upon Tenant’s representations, warranties, acknowledgments and agreements contained herein.

3.2 Acknowledgment of Lease Commencement Date. Upon request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Lease Commencement Date, Rent Commencement Date and the expiration date of the Term when such dates are established accordance with the requirements of this Lease substantially in the form of the of Lease Commencement Date” attached to this Lease as Exhibit D; provided, however, failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder. The “Term” of this Lease shall be the Base Term, as defined above on the first page of this and, if applicable, the Extension Term which Tenant may elect pursuant to Article 28 hereof.

ARTICLE 4

RENT

4.1 Base Rent. The first month’s Base Rent shall be due and payable on the Lease Commencement Date and the Security Deposit shall be due and payable on delivery of an copy of this Lease to Landlord. Tenant shall pay to Landlord in advance, equal monthly installments of Base Rent on or before the first day of each calendar month during the Term in lawful money of the United States of America, at the office of Landlord for payment of Rent forth above, or to such other person or at such other place as Landlord may from time to time designate in writing. Payments of Base Rent for any fractional calendar month shall be prorated. The obligation of Tenant to pay Base Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. Tenant shall have no right at any time to abate, reduce, or set-off any Rent (as defined in Section 1.2) due hereunder except for any abatement, reduction or set-off as may be expressly provided in this Lease.

4.2 Base Rent Abatement Period. Notwithstanding anything in this Section of the Lease to the contrary, so long as Tenant is not in Default (as defined in Section 16.1) under this Lease, Tenant shall be entitled to: (i) an abatement of Base Rent in the amount of $3,000,000 commencing on the Lease Commencement Date so long as Tenant complies with the terms and conditions set forth in this Section (“Initial Rent Abatement”); and (ii) an abatement of Base Rent pertaining to 5,000 RSF of the Premises applied on a monthly basis for the twelve (12) period following the Rent Commencement Date. The period during which the foregoing Base Rent abatement rights are in effect shall be referred to as the “Base Rent Abatement Period” the amount of Base Rent permitted to be abated shall be referred to as the “Abated Base Rent”.

During the Base Rent Abatement Period, only Base Rent shall be abated as provided in this Section, and all Additional Rent and other costs and charges specified in this Lease shall remain due and payable pursuant to the provisions of this Lease.

As an inducement to Tenant’s entering into this Lease, Landlord offers the Initial Rent Abatement in order to offset Tenant’s rent obligation under its current lease pertaining to the premises located at 300 One Kendall Square, Suite B3501, Cambridge, Massachusetts (“One Kendall Square Lease”), a true, accurate and complete copy of which Tenant has provided to Landlord.

In order to receive the Initial Rent Abatement, Tenant shall comply with the following requirements (collectively, the “Rent Abatement Conditions”):

i.	Upon the Lease Commencement Date and the first day of each successive month thereafter until the expiration or earlier termination of the term of the One Kendall Square Lease, Tenant shall deliver to Landlord a Rent Certificate substantially in the form attached hereto as Exhibit E (“Rent Certificate”) whereby Tenant certifies to Landlord, among other things, the amount of Tenant’s actual out of pocket rent payment under the One Kendall Square Lease for the applicable monthly period.

ii.	Upon Landlord’s receipt of the Rent Certificate, Tenant’s obligation to pay the Base Rent for the applicable month shall abate.

If the Rent Certificate indicates that Tenant’s out of pocket rent obligation under the One Kendall Square Lease is reduced or eliminated by virtue of entering into an assignment or sublease, termination agreement or suffering a recapture of such premises or other such means (each, an “OKS Rent Savings Event”), Landlord and Tenant shall split Tenant’s rent savings under the One Kendall Square Lease on a 60% to Landlord and 40% to Tenant basis after the deduction of reasonable documented transaction costs, including, but not limited to legal and brokerage fees, architectural and engineering fees, rental concessions and tenant improvement allowances, and any profits that Tenant is obligated to split with the landlord under the One Kendall Square Lease. If an OKS Rent Savings Event occurs, the amount of the Initial Rent Abatement that may be applied to Base Rent hereunder shall be reduced by the portion of the rent savings allocated to Landlord under the prior sentence. If an OKS Rent Savings Event occurs and the amount of the rent savings under the One Kendall Square Lease is greater than the remaining amount of the Initial Rent Abatement at such time, then Tenant shall pay Landlord, as additional rent, the rent savings allocated to Landlord amortized over the remainder of the stated term of the One Kendall Square Lease. The following examples illustrate three (but not all) possible scenarios that may arise in any given month under these Section:

(a) No OKS Rent Savings Event Occurs:

1.	Tenant submits a Rent Certificate to Landlord evidencing that no OKS Rent Savings Event has occurred.

2.	Tenant pays the monthly base rent of approximately $85,000 to landlord under the One Kendall Square Lease.

3.	No Base Rent is paid to Landlord and the amount of the unapplied Initial Rent Abatement is reduced by the $287,424.67 rent payment otherwise due Landlord pursuant to Section 1.1 hereof.

(b) OKS Rent Savings Event Occurs Before the Expiration of the Base Rent Abatement Period:

1.	Tenant submits a Rent Certificate to Landlord evidencing that Tenant and the landlord under the One Kendall Square Lease have entered into a lease termination agreement (i.e. an OKS Rent Savings Event) yielding a rent savings of $500,000 (after deduction of Tenant’s reasonable documented transaction costs).

2.	Landlord’s share of the rent savings is $300,000 and Tenant’s share of the rent savings is $200,000.

3.	Tenant pays the net monthly rent (or no monthly rent, as the case may be) due to landlord under the One Kendall Square Lease after accounting for the rent savings under the One Kendall Square Lease.

4.	No Base Rent is paid to Landlord and the amount of the unapplied Initial Rent Abatement is reduced by $300,000 (the amount of Landlord’s share of the rent savings).

5.	The Rent Commencement Date is accelerated accordingly based on the amount of Landlord’s share of the rent savings.

6.	If the OKS Rent Savings Event occurs due to Tenant entering into a sublease for the premises under the One Kendall Square Lease, the rent savings and the corresponding reduction in the Initial Rent Abatement would be accounted for on a monthly basis as the actual rent savings is realized by Tenant under the One Kendall Square Lease.

(c) OKS Rent Savings Event Occurs After the Expiration of the Base Rent Abatement Period:

1.	Tenant submits a Rent Certificate to Landlord evidencing the occurrence of an OKS Rent Savings Event and rent savings of $500,000 (after deduction of Tenant’s reasonable documented transaction costs).

2.	Landlord’s share of the rent savings is $300,000 and Tenant’s share of the rent savings is $200,000.

3.	Tenant pays the net monthly rent (or no monthly rent, as the case may be) due to landlord under the One Kendall Square Lease after accounting for the rent savings under the One Kendall Square Lease.

4.	Assuming five months remaining in the Term under the One Kendall Square Lease, the monthly amount of the Landlord’s share of the rent savings amortized on a straight line basis over the unexpired portion of the Term under the One Kendall Square Lease is $60,000 ($300,000 ÷ 5 months).

5.	Since the amount of the Initial Rent Abatement has been exhausted, Tenant pays the applicable monthly Rent to Landlord plus additional rent of $60,000.

In the event of any inconsistency or conflict between the numeric examples provided above and the written provisions set forth in this Section, the written text shall govern.

If Tenant fails to comply with the requirements set forth in this Section 4.2, Tenant shall be obligated to pay the applicable Base Rent. If a Rent Certificate is inaccurate or if Tenant and Landlord have failed to properly account for a previously-occurring OKS Rent Savings Event, then Tenant shall be obligated to prepare and deliver a Rent Certificate addressing such inaccuracy or failure and shall pay to Landlord the Landlord’s share of any previously Abated Base Rent or shall receive an abatement of Base Rent, as the case may be.

4.3 Additional Rent. In addition to Base Rent, Tenant agrees to pay to Landlord as additional rent (“Additional Rent”): (i) Tenant’s Share of “Operating Expenses” (as defined in Section 4.5), and (ii) any and all other amounts Tenant assumes or agrees to pay to Landlord the provisions of this Lease, including, without limitation, any and all other sums that may due by reason of any default of Tenant or failure to comply with the agreements, terms, and conditions of this Lease to be performed by Tenant, after any applicable notice and cure period.

4.4 Intentionally Omitted.

4.5 Operating Expense Payments. Landlord shall endeavor to deliver to Tenant a written estimate of Operating Expenses for each calendar year during the Term (the “Annual Estimate”) not later than November 30 of the preceding calendar year, which may be revised by Landlord from time to time during such calendar year. During each month of the Term commencing on the Lease Commencement Date, on the same date that Base Rent is due, Tenant shall pay Landlord an amount equal to 1/12th of Tenant’s Share of the Annual Estimate, for any fractional calendar month shall be prorated. If Landlord fails to give Tenant the Annual Estimate prior to the beginning of any calendar year, Tenant shall continue to pay Operating Expenses in accordance with the previous Annual Estimate, until Tenant receives a new from Landlord.

The term “Operating Expenses” means all costs and expenses of any kind or description whatsoever incurred or accrued each calendar year by Landlord in operating, maintaining, repairing, and managing the Building and the Project including, without duplication, Taxes (as defined in Section 4.5), capital repairs and improvements (1) reasonably projected to reduce the amount of Operating Expenses payable by Tenant or (2) required to comply with any Legal Requirements that first become effective and applicable to the Project after the date of this Lease, amortized over-the useful life of such capital items as determined in accordance with generally accepted accounting principles, costs for transportation services and a property management fee not to exceed 3.0% of Base Rent, excluding only:

(a) the original construction costs of the Project and renovation prior to the date of the Lease and costs of correcting defects in such original construction or renovation;

(b) capital expenses for the Project except as expressly permitted above;

(c) interest, principal and other payments pursuant to a Mortgage (as defined in Section 19.1) debts of Landlord, ground rent, financing costs and amortization of funds borrowed by Landlord, whether secured or unsecured;

(d) depreciation of the Project (except for capital improvements, the cost of which are includable in Operating Expenses);

(e) advertising, promotional, legal and space planning expenses and leasing commissions and other costs and expenses incurred in procuring and leasing space to tenants for the Project, including any leasing office maintained in the Project, free rent and construction allowances for tenants;

(f) legal and other expenses incurred in the negotiation or enforcement of leases;

(g) completing, fixturing, improving, renovating, painting, redecorating or other work, which Landlord pays for or performs for other tenants within their premises, and costs of correcting defects in such work;

(h) costs to be reimbursed by other tenants of the Project or Taxes to be paid directly by Tenant or other tenants of the Project, whether or not actually paid;

(i) The cost of any work or services performed for any other property other than the Project, including, without limitation, salaries, wages, benefits and other compensation paid to employees of Landlord who are not assigned in whole or in part to the operation, management, maintenance or repair of the Project;

(j) salaries, wages, benefits and other compensation paid to officers and executives of Landlord and administrative employees above the grade of property manager or building supervisor and Landlord’s general overhead;

(k) general organizational, administrative and overhead costs relating to maintaining Landlord’s existence, either as a corporation, partnership, or other entity, including general corporate, legal and accounting expenses;

(l) costs (including attorneys’ fees and costs of settlement, judgments and payments in lieu thereof) incurred in connection with disputes with tenants, other occupants, or prospective tenants, and costs and expenses, including legal fees, incurred in connection with negotiations or disputes with employees, consultants, management agents, leasing agents, purchasers or mortgagees of the Building;

(m) costs incurred by Landlord due to the violation by Landlord, its employees, agents or contractors or any tenant of the terms and conditions of any lease of space in the Project or any Legal Requirement (as defined in Section 1.2);

(n) penalties, fines or interest incurred as a result of Landlord’s inability or failure to make payment of Taxes and/or to file any tax or informational returns when due, or from Landlord’s failure to make any payment of Taxes required to be made by Landlord hereunder before delinquency;

(o) overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in or to the Project to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis;

(p) costs of Landlord’s charitable or political contributions, or of fine art maintained at the Project;

(q) costs in connection with services (including electricity), items or other benefits of a type which are not standard for the Project and which are not available to Tenant without specific charges therefor, but which are provided to another tenant or occupant of the Project, whether or not such other tenant or occupant is specifically charged therefor by Landlord;

(r) costs incurred in the sale or refinancing of the Project;

(s) costs for remediation, abatement, removal or encapsulation of Hazardous Materials at the Project other than routine cleaning and maintenance which may involve the same;

(t) net income taxes of Landlord or the owner of any interest in the Project, franchise, capital stock, gift, estate or inheritance taxes or any federal, state or local documentary taxes imposed against the Project or any portion thereof or interest therein; and

(u) any expenses otherwise includable within Operating Expenses to the extent actually reimbursed by persons other than tenants of the Project under leases for space in the Project.

Within 90 days after the end of each calendar year, Landlord shall furnish to Tenant a statement (an “Annual Statement”) showing in reasonable detail: (a) the total and Tenant’s Share of actual Operating Expenses for the previous calendar year, and (b) the total of Tenant’s payments in respect of Operating Expenses for such year. If Tenant’s Share of actual Operating Expenses for such year exceeds Tenant’s payments of Operating Expenses for such year, the excess shall be due and payable by Tenant as Rent within 30 days after delivery of such Annual Statement to Tenant. If Tenant’s payments of Operating Expenses for such year exceed Tenant’s Share of actual Operating Expenses for such year, the excess shall be credited against the next due amounts of Rent, provided that any overpayment shall be paid to Tenant within thirty (30) days if the Term has ended, provided that if Tenant is delinquent in its obligation to pay Base Rent or Additional Rent, Landlord shall pay the excess to Tenant after deducting all other amounts due Landlord.

The Annual Statement shall be final and binding upon Tenant unless Tenant, within 60 days after Tenant’s receipt thereof, shall contest any item therein by giving written notice to Landlord, specifying each item contested and the reason therefor. If, during such 60 day period, Tenant reasonably and in good faith questions or contests the accuracy of Landlord’s statement of Tenant’s Share of Operating Expenses, provided that Tenant pays any amount due on the Annual Statement if applicable, Landlord will provide Tenant with access to Landlord’s books and records relating to the operation of the Project and such information as Landlord reasonably determines to be responsive to Tenant’s questions (the “Expense Information”). If Landlord and Tenant cannot agree upon the amount of Tenant’s Share of Operating Expenses within thirty (30) days after Tenant’s review of such Expense Information, then Tenant shall have the right to have an independent public accounting firm selected by Tenant, working pursuant to a fee arrangement other than a contingent fee (at Tenant’s sole cost and expense) and approved by Landlord (which approval shall not be unreasonably withheld or delayed), audit and/or review the Expense Information for the year in question (the “Independent Review”). The results of any such Independent Review shall be binding on Landlord and Tenant. If the Independent Review shows that the payments actually made by Tenant with respect to Operating Expenses for the calendar year in question exceeded Tenant’s Share of Operating Expenses for such calendar year, Landlord shall at Landlord’s option either (i) credit the excess amount to the next succeeding installments of estimated Operating Expenses or (ii) pay the excess to Tenant within 30 days after delivery of such statement, except that after the expiration or earlier termination of this Lease or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay the excess to Tenant after deducting all other amounts due Landlord. If the Independent Review shows that Tenant’s payments with respect to Operating Expenses for such calendar year were less than Tenant’s Share of Operating Expenses for the calendar year, Tenant shall pay the deficiency to Landlord within 30 days after delivery of such statement. If the Independent Review shows that Tenant has overpaid with respect to Operating Expenses stated in the Annual Statement or any adjustments made thereafter by more than 5% then Landlord shall reimburse Tenant for all costs incurred by Tenant for the Independent Review. Operating Expenses for the calendar years in which Tenant’s obligation to share therein begins and ends shall be prorated. Notwithstanding anything set forth herein to the contrary, if the Project is not at least 95% occupied on average during any year of the Term, Tenant’s Share of Operating Expenses that vary according to occupancy of the Project for such year shall be computed as though the Project had been 95% occupied on average during such year.

“Tenant’s Share” shall be the percentage set forth on the first page of this Lease as Tenant’s Share as reasonably adjusted by Landlord for changes in the physical size of the Premises or the Project occurring thereafter. Landlord may equitably adjust Tenant’s Share for any item of expense or cost reimbursable by Tenant that relates to a repair, replacement, or service that benefits only the Premises or only a portion of the Project that includes the Premises, which adjustment may be reviewed by Tenant as part of the Independent Review. Base Rent, Tenant’s Share of Operating Expenses and all other amounts payable by Tenant to Landlord hereunder are collectively referred to herein as “Rent.”

4.6 Taxes. Tenant shall pay, as part of Operating Expenses, all taxes, levies, fees, assessments and governmental charges of any kind, existing as of the Lease Commencement or thereafter enacted (collectively referred to as “Taxes”), imposed by any federal, state, municipal, local or other governmental authority or agency, including, without limitation, quasi-quasi-public agencies (collectively, “Governmental Authority”) during the Term, including, without limitation, all Taxes: (i) imposed on or measured by or based, in whole or in part, on payable to (or gross receipts received by) Landlord under this Lease and/or from the rental by Landlord of the Project or any portion thereof, or (ii) based on the square footage, assessed value or other measure or evaluation of any kind of the Premises or the Project, or (iii) assessed or imposed by or on the operation or maintenance of any portion of the Premises or the Project, including parking, or (iv) assessed or imposed by, or at the direction of, or resulting from Legal Requirements, or interpretations thereof, promulgated by any Governmental Authority, or (v) imposed as a license or other fee, charge, tax, or assessment on Landlord’s business or of leasing space in the Project. The prorated portion of any Taxes that are due and payable pertaining to periods prior to the Lease Commencement Date or after the expiration of the Term shall not be Tenant’s obligation to pay hereunder. Landlord may contest by appropriate legal proceedings the amount, validity, or application of any Taxes or liens securing Taxes. If a in Taxes is obtained for any year of the Term during which Tenant paid Tenant’s Share of Taxes, then Taxes for that year will be retroactively adjusted and Landlord shall provide Tenant with a credit, if any, based on the adjustment. Taxes shall not include any net income taxes imposed on Landlord except to the extent such net income taxes are in substitution for any Taxes payable hereunder. If any such Tax is levied or assessed directly against Tenant, then Tenant shall be responsible for and shall pay the same at such times and in such manner as the taxing authority shall require. Tenant shall pay, prior to delinquency, any and all Taxes levied or assessed against any personal property or trade fixtures placed by Tenant in the Premises, whether levied or assessed against Landlord or Tenant. If any Taxes on Tenant’s personal property or trade are levied against Landlord or Landlord’s property, or if the assessed valuation of the Project is expressly increased by the taxing authority by a value attributable to improvements in or alterations to the Premises, whether owned by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, higher than the base valuation on which from time-to-time allocates Taxes to all tenants in the Project, Landlord shall have the right, but not the obligation, to pay such Taxes. Landlord’s determination of any excess assessed valuation shall be binding and conclusive, absent manifest error. The amount of any such payment by Landlord shall constitute Additional Rent due from Tenant to Landlord immediately upon demand.

ARTICLE 5

CONDITION OF PREMISES; CONSTRUCTION

5.1 Base Building Work.

(a) Landlord shall deliver the Premises to Tenant upon the Effective Date with the work (“Landlord’s Work”) more particularly described in the base building specifications attached hereto as Exhibit F (“Base Building Specifications”) completed. Landlord’s Work comply with the Legal Requirements and shall be consistent with Class A standards for and office space, and substantially in conformance with, and not materially inconsistent with, the Base Building Specifications. Landlord shall deliver the Premises to Tenant with all base systems, including, but not limited to, HVAC, electrical, life safety and plumbing systems in working order, in compliance with applicable Legal Requirements and suitable for laboratory purposes. The allocation of the responsibilities between the Landlord’s Work and Tenant’s Work set forth on the Landlord/Tenant Matrix attached hereto as Exhibit G (“Landlord/Tenant Matrix”).

(b) Tenant agrees (i) except as otherwise provided herein to the contrary, to accept possession of the Premises in the condition described in the Base Building Specifications and otherwise in “as is” condition, (ii) that neither Landlord nor Landlord’s agents have made any representations or warranties with respect to the Premises or the Building except as provided herein, and (iii) Landlord has no obligation to perform any work, supply any materials, incur any expense or make any alterations, additions or improvements to the Premises to prepare the Premises for Tenant’s use and occupancy except as provided herein. Landlord will remedy any defect in workmanship, materials or equipment furnished by Landlord pursuant to this Section, excluding reasonable wear and tear and improper use by Tenant, provided Tenant notifies Landlord of the defect within 12 months after the Lease Commencement Date.

5.2 Tenant’s Work.

(a) Tenant shall prepare, at its sole cost and expense (against which the Landlord’s Contribution may be applied), a set of design/development plans in conformance with the concept plan approved by Landlord (subject to Landlord’s review of further details regarding access, maintenance and ventilation issues in connection with the cold room located on the second floor along the window line) and attached hereto as Exhibit H, Tenant Design and Construction Guidelines attached hereto as Exhibit I (“Tenant Design and Construction Guidelines”) and the allocation of responsibilities set forth in the Landlord/Tenant Matrix sufficient for Landlord to approve Tenant’s proposed design of the Premises (“Design/Development Plans”), and a full set of final permit-ready construction drawings (“Final Construction Drawings”) for the interior finish and layout of the initial improvements (“Tenant’s Work”) which Tenant desires to have performed in the Premises. The Design/Development Plans and the Final Construction Drawings are collectively referred to herein as the “Plans.” Provided that no Default has occurred and remains outstanding, Landlord shall reimburse Tenant up to $6,159.10 ($.10 per RSF) for out of pocket costs incurred in preparing the initial test fit of the Premises.

(b) The Plans shall be submitted to Landlord, together with a construction budget setting forth the anticipated costs for the Tenant’s Work, and Landlord shall approve or disapprove of the Plans, which approval shall not be unreasonably withheld, conditioned or delayed, and Landlord shall respond in any event within fifteen (15) days of receiving them. No work shall be conducted by or on behalf of Tenant until the Final Construction Drawings have been approved for such work in writing by Landlord. At Tenant’s sole cost and expense (against which the Landlord’s Contribution may be applied), Tenant shall cause the Plans to be revised in manner sufficient to remedy the Landlord’s reasonable objections and/or respond to the reasonable concerns and for such revised Plans to be redelivered to Landlord, and Landlord shall approve or disapprove such portions of the Plans to which Landlord previously commented seven (7) days following the date of resubmission. Landlord may not disapprove anything on a set of Plans which it has previously approved in an earlier set of Plans unless new revealed by the applicable later iteration of Tenant’s Plans provides Landlord with a reasonable basis for doing so. Landlord’s failure to timely respond to Tenant’s submitted Plans or revised Plans shall be deemed to be approval thereof provided that upon submitting such plans, Tenant provides written notice to Landlord stating “IF LANDLORD FAILS TO RESPOND TO THE ENCLOSED PLANS WITHIN 15 DAYS (OR 7 DAYS AS APPLICABLE), LANDLORD’S APPROVAL SHALL BE DEEMED GIVEN PURSUANT TO SECTION 5.2(b) OF THE LEASE” in upper case boldface type in the top margin of such notice. Landlord’s approval is solely given for the benefit of Landlord and Tenant under this Section and neither Tenant nor any third party shall have the right to rely upon Landlord’s approval of the Plans for any other whatsoever.

(c) Landlord shall not charge Tenant any coordination, overhead or contractor supervision fees in connection with Tenant’s Work; provided, however that Landlord shall be reimbursed from the Landlord’s Contribution for any reasonable third-party, out of pocket expenses incurred by Landlord in connection with the review and approval of Tenant’s Work.

(d) The Plans shall be stamped by a Massachusetts registered architect and engineer, such architect and engineer and Tenant’s general contractor and subcontractors, being subject to Landlord’s prior approval, which shall not be unreasonably withheld, conditioned or delayed, and shall comply with the Legal Requirements and the requirements of the Tenant Design and Construction Guidelines. The final approved Plans shall be in a form satisfactory to appropriate governmental authorities responsible for issuing permits, approvals and licenses required for Tenant’s Work.

(e) Tenant’s Work shall be completed in accordance with the Plans and no material changes to Tenant’s Work shall occur without Landlord’s approval as set forth herein. All of the Tenant’s Work shall be performed in accordance with the requirements set forth in the Tenant Design and Construction Guidelines and completed in a first class workmanlike manner. Tenant shall be solely responsible for the effect of the Tenant’s Work on the Building’s structure and systems, whether or not Landlord has consented to the Alterations, and shall reimburse Landlord on demand for any costs incurred by Landlord that can be demonstrated by clear evidence to have been caused by reason of any faulty work done by Tenant or its contractors. All of Tenant’s Work shall be performed in such manner as to maintain harmonious labor relations and to minimize any material interference with Building operations.

(f) Tenant shall use diligent efforts to keep the Project and Tenant’s leasehold interest therein free of any liens or claims of liens arising from acts or omissions of Tenant, or its subtenants, contractors or others claiming by, through or under Tenant, and shall discharge or bond any such liens within ten (10) Business Days following notice to Tenant of their filing. Tenant shall provide evidence of such insurance as Landlord may reasonably require, naming Landlord as an additional insured. Tenant shall indemnify Landlord and hold it harmless from and against any cost, claim, or liability arising from any work done by or at the direction of Tenant.

(g) All alterations affixed to the Premises shall become part thereof and therein at the end of the Term. However, if Landlord gives Tenant a notice, at the time Landlord approves the Plans, to remove any alterations, Tenant shall do so and shall pay the cost of and any repair required by such removal. Notwithstanding the foregoing, within four weeks after the expiration or earlier termination of the Term of the Lease and provided that Tenant continues pay the periodic Rent obligation pending completion of the work, Tenant shall remove the stairwell shown on the Plans and installed as part of Tenant’s Work and restore the applicable to the condition existing as of the Effective Date. Tenant may elect to have Landlord perform stairwell infill restoration work at Tenant’s cost (in which case, no Rent shall be due Landlord assuming that Tenant is not otherwise is in possession of the Premises) upon written notice to Landlord at least six months prior to the expiration of the Term. If Tenant makes such election,

Landlord will solicit at least three bids from contractors at least four months prior to the of the Term. Landlord will choose the lowest qualified bidder and arrange for such restoration work to be performed at Tenant’s cost within four weeks after the expiration or earlier of the Term of the Lease. Notwithstanding the foregoing, if Landlord has entered into a lease agreement with a tenant that desires that the stairwell remains in place, Tenant shall not be obligated to remove the staircase or pay for Landlord to do so.

(h) All of Tenant’s personal property, trade fixtures, equipment, furniture, movable partitions, and any alterations not affixed to the Premises shall remain Tenant’s property, removable at any time. If Tenant fails to remove any such materials at the end of the Term, Landlord may do so and store them at Tenant’s expense, without liability to Tenant, and may sell them at public or private sale and apply the proceeds to any amounts due hereunder, including costs of removal, storage and sale.

(i) Tenant desires to achieve a LEED Gold Certification for Tenant’s Work from the United States Green Building Council. Upon Tenant’s request, Landlord shall cooperate with such process and provide all information and documentation reasonably required in connection therewith provided that such cooperation shall not cause Landlord to incur any cost or liability including, without limitation, required modifications to Landlord’s Work. Nothing contained herein shall be construed as a warranty or guaranty that Tenant’s aspirational LEED certification will necessarily be achieved or maintained.

5.3 Intentionally Deleted.

5.4 Landlord’s Contribution. (a) As an inducement to Tenant’s entering into this Lease, Landlord shall, subject to the terms set forth in this Section, provide to Tenant a special tenant improvement allowance for the actual costs incurred with respect to the hard and soft of design and performance of the Tenant’s Work (including without limitation, architectural and engineering fees, project management fees, signage expenses, data/telecom cabling and security) up to a maximum aggregate amount of Nine Million Two Hundred Thirty Eight Thousand Six Hundred Fifty and 00/100 Dollars ($9,238,650.00) [$150.00 per RSF] less any past due expenses owed to Landlord by Tenant under this Lease (“Initial Allowance”).

(b) As a further inducement to Tenant’s entering into this Lease, upon Tenant’s written request prior to Tenant’s submission of the Final Construction Drawings to Landlord for Landlord’s approval in accordance with Section 5.2(b), Landlord shall provide an additional allowance to fund such excess costs (which costs may include, without limitation, costs in connection with design and construction costs and expenses) up to a maximum aggregate amount of One Million Two Hundred Thirty One Eight Hundred Twenty and 00/100 Dollars ($1,231,820.00) [$20.00 per RSF] less any past due expenses owed to Landlord by Tenant under this Lease (“Additional Allowance”) (the Initial Allowance and the Additional Allowance, are hereinafter referred to, singly or collectively, as the “Landlord’s Contribution”).

(c) If the Additional Allowance is provided, commencing on the Rent Commencement Date, Tenant shall pay Landlord as additional rent the monthly installment of amortization of the Additional Allowance actually disbursed by Landlord in an amount sufficient to fully amortize the funded amount of the Additional Allowance over the unexpired portion of Base Term on a direct reduction basis payable in equal monthly installments including interest at the annual rate of eight percent (8%).

(d) Landlord shall pay to Tenant an amount not to exceed Landlord’s Contribution to the extent permitted pursuant to this Section, provided that as of the date on which Landlord is required to make payment thereof pursuant to this Section: (i) this Lease is in full force and effect, and (ii) no Event of Default then exists. Tenant shall pay all costs of the Tenant’s Work in excess of Landlord’s Contribution. Each funded requisition for Landlord’s Contribution shall be applied first on account of any hard construction costs and labor directly related to the Tenant’s Work and materials delivered to the Building in connection with the Tenant’s Work, and then, second on account of any soft construction costs or design fees. Upon the completion of the Tenant’s Work and acquisition of Tenant’s furniture, fixtures and equipment and satisfaction of the conditions set forth in this Section, any amount of Landlord’s Contribution which has not been previously requisitioned may be applied to reimburse Tenant for out of pocket relocation expenses and furniture, fixtures and equipment.

(e) Landlord shall make progress payments on account of Landlord’s Contribution to Tenant on a monthly basis, for the work performed during the previous month, less such retainage (“Retainage”) as is provided for in Tenant’s construction contract(s) and contracts for the purchase and delivery of furniture, fixtures and equipment, provided that such contracts shall require Retainage of not less than five percent (5%) of the total contract price (in the aggregate) (which 5% Retainage shall not be in addition to the amounts retained under such contracts).

(f) Landlord shall pay Landlord’s Proportion (hereinafter defined) of the cost shown on each requisition submitted by Tenant to Landlord until the entirety of Landlord’s Contribution has been exhausted. “Landlord’s Proportion” shall be a fraction, the numerator of which is Landlord’s Contribution and the denominator of which is the total contract price for Tenant’s Work (as evidenced by reasonably detailed documentation delivered to Landlord with the requisition first submitted by Tenant).

(g) Landlord’s progress payments shall be made payable directly to Tenant or, upon Tenant’s written request, to Tenant’s general contractor, within thirty (30) days following delivery to Landlord of requisitions therefor. Landlord shall have the right, upon reasonable advance notice to Tenant, to inspect Tenant’s books and records relating to each requisition in to verify the amount thereof. Tenant shall submit requisition(s) no more often than monthly, such requisition shall be executed by a duly authorized officer of Tenant, and shall be by (i) with the exception of the first requisition, copies of partial waivers of lien from all contractors, subcontractors, and material suppliers covering all work and materials which were subject of previous progress payments by Landlord and Tenant, (ii) a certification from Tenant’s architect on a completed AIA Form G702, and (iii) a requisition certificate on a completed AIA Form G703. Landlord shall hold such Retainage and disburse the Retainage, or portions thereof requisitioned by Tenant from time to time on account of subcontractors who have completed respective portions of the job, upon submission by Tenant to Landlord of Tenant’s requisition therefor accompanied by all documentation required under the foregoing provisions of this Section, together with (A) proof of the satisfactory completion of all required inspections and issuance of any required approvals, permits and sign offs for the work of such subcontractor, or with respect to the work of the Tenant’s general contractor, the Tenant’s Work, by Governmental Authorities having jurisdiction thereover (including issuance of the Certificate of Occupancy) (“Substantial Completion of Tenant’s Work”), and (B) issuance of final lien waivers by all contractors, subcontractors and material suppliers covering all of the Tenant’s Work or the thereof as applicable (which final lien waivers may be conditioned upon, or delivered concurrent with, payment of such Retainage). If Tenant fails to pay to Tenant’s contractors the amounts paid by Landlord to Tenant in connection with any previous requisition(s), Landlord shall thereafter have the right to have Landlord’s Contribution paid directly to Tenant’s contractors. In addition, concurrent with the final requisition for the Retainage, Tenant shall submit “as-built” plans and specifications for the Tenant’s Work. The right to receive Landlord’s Contribution is for the exclusive benefit of Tenant, and in no event shall such right be assigned to or be enforceable by for the benefit of any third party, including any contractor, subcontractor, materialman, laborer, architect, engineer, attorney or other person or entity (excepting only to a permitted assignee of this Lease pursuant to Article 17).

If Landlord fails to fund Landlord’s Contribution notwithstanding Tenant’s compliance with the foregoing conditions, within thirty (30) days after Tenant’s written demand, the unfunded amount of the Landlord’s Contribution shall accrue interest at the Default Rate from the date due until paid, and Tenant may offset such owed amounts from subsequent installments of Rent which abatement shall be applied up to a maximum of seventy five percent (75%) of each monthly installment of Rent until the total cost incurred by Tenant is reimbursed.

5.5 Measurement of Premises.

If requested by Tenant, the Premises shall be measured according to the BOMA Standard Method for Measuring Floor Area in Office Buildings, modified as is customary for laboratory buildings in the Boston/Cambridge area market, to include mechanical shafts dedicated solely to tenant use in the tenant rentable area. The following are expressly excluded from the measurement of the Premises and reserved to Landlord: all the perimeter walls of the Premises (except the inner surfaces thereof), the Common Areas, and any space in or adjacent to the Premises used for shafts, stacks, pipes, conduits, wires and appurtenant fixtures, fan rooms, ducts, electric or other utilities, sinks or other Building facilities, and the use of all of the foregoing. If the measurement of the Premises determines that the area of the Premises is greater or less than ten percent (10%) of the area of the Premises set forth in Section 1.1 hereof, then whenever the size of the Premises is necessary for any computation, size shall be the adjusted size as herein determined.

ARTICLE 6

USE

6.1 Use. The Premises shall be used solely for the Permitted Use set forth in the basic lease provisions in Section 1.1 of this Lease, and in compliance with all Legal Requirements now or hereafter applicable to the Premises, and to the use and occupancy thereof, including, without limitation, the Americans With Disabilities Act, 42 U.S.C. § 12101, et seq. (together with the regulations promulgated pursuant thereto, “ADA”). Tenant shall, upon 5 days’ written notice Landlord, discontinue any use of the Premises which is declared by any Governmental Authority (as defined in Section 4.6) having jurisdiction to be a violation of a Legal Requirement. Tenant not use or permit the Premises to be used for any purpose or in any manner that would void or Landlord’s insurance, increase the insurance cost, or cause the disallowance of any sprinkler or other credits. Tenant shall reimburse Landlord promptly upon demand for any additional charged for any such insurance policy by reason of Tenant’s failure to comply with the provisions of this Section. Tenant will not commit or permit waste, overload the floor or structure of the Premises, subject the Premises to use that would damage the Premises or obstruct or interfere the rights of Landlord or other tenants or occupants of the Project, including conducting or giving notice of any auction, liquidation, or going out of business sale on the Premises, or using or allowing the Premises to be used for any unlawful purpose. Tenant shall cause any equipment or machinery to be installed in the Premises so as to reasonably prevent sounds or vibrations from Premises from extending into Common Areas, or other space in the Project. Tenant shall not, without the prior written consent of Landlord, use the Premises in any manner which will require ventilation, air exchange, heating, gas, steam, electricity or water beyond the capacity of the as set forth in this Lease.

Tenant, at its sole expense, shall make any alterations or modifications to the interior or the exterior of the Premises or the Project that are required by Legal Requirements (including, without limitation, compliance of the Premises with the ADA) related to Tenant’s use or occupancy of the Premises. Notwithstanding any other provision herein to the contrary, Tenant shall be responsible for any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages or judgments, and all reasonable expenses incurred in investigating or resisting the same (including, without limitation, reasonable attorneys’ fees, charges and disbursements and costs of suit) (collectively, “Claims”) arising out of or in connection with Legal Requirements related to Tenant’s use or occupancy of the Premises, and Tenant shall indemnify, defend, hold and save Landlord harmless from and against any and all Claims arising out of or in connection with any failure of the Premises to comply with any Legal Requirement (to the extent that such Claims do not arise from the failure of Landlord’s Work to comply with any Legal Requirements).

ARTICLE 7

PARKING

7.1 Parking. Subject to all matters of record, Force Majeure, and the exercise by Landlord of its rights hereunder, Tenant shall have the right, in common with other tenants of the Project to use Tenant’s pro rata share of the non-reserved parking spaces at the Project at the then-then-current prevailing rate equal to (a) .65 parking spaces per 1,000 rentable square feet of the Premises (or 40 spaces based on 61,591 RSF) for the parking spaces located in the Building at the current monthly fee of $225 per space, and (b) .35 parking spaces per 1,000 rentable square feet of the Premises (or 21 spaces based on 61,591 RSF) for surface parking spaces located on the adjacent lot at the current monthly fee of $175 per space, as such rates may vary from time to time as shown on the parking plan attached hereto as EXHIBIT J (“Parking Plan”). Subject to Landlord’s reasonable requirements or conditions and any applicable Legal Requirements, Tenant may designate and mark (by virtue of signage reasonably approved by Landlord) at Tenant’s cost portion of Tenant’s allocated parking spaces for visitor parking on a reserved basis in locations to be reasonably agreed upon by Landlord and Tenant.

If additional parking spaces are available in the Building garage or adjacent surface lot, Landlord shall offer to Tenant the first right to use such additional spaces on a monthly basis and the parking rates then in effect, subject only to the rights of other tenants of the Building to use pro rata share of the garage and surface lot spaces allocable to such tenants. If Tenant does not such spaces, Landlord shall have the right to allocate such spaces to other occupants in the Landlord shall not be liable to Tenant, and this Lease shall not be affected, if any parking rights of Tenant hereunder are impaired by Applicable Law. The parking spaces shall be subject to such reasonable rules and regulations as may be in effect for the use of the parking garage/areas from time to time (including, without limitation, Landlord’s right, without additional charge to Tenant above the prevailing rate for parking spaces, to institute a valet or attendant-managed parking system) provided that access to the parking spaces by Tenant’s employees shall be on a 24/7 Notwithstanding anything to the contrary contained herein, Landlord shall have the right to the surface parking spaces to the following garages in order of priority: (1) the CambridgeSide Galleria Parking Garage located at 100 CambridgeSide Place in Cambridge; (2) the First Street Garage located on Spring Street in Cambridge; and (3) the common parking facility that serves the buildings located at 350 Kendall Street, 650 East Kendall Street, 675 West Kendall Street, 500 Kendall Street and 350 3rd Street (Watermark Cambridge), each located in Cambridge. If parking spaces are not available in such garages, then Landlord shall have the right to relocate surface parking spaces to an alternate public parking facility of comparable quality located no further than one quarter mile from the Project and located within the City of Cambridge. Tenant shall be responsible for the actual fee for such offsite parking spaces which fee shall not to exceed the published parking rates for monthly parking for the respective parking garage from time to and shall not include any mark-up of such fee by Landlord or the owner or operator of the parking garage. If the actual fee for the offsite parking spaces exceeds the published parking rates, shall provide Tenant a credit for the amount by which the actual fee exceeds the published rates on a monthly basis. If the actual fee for the offsite parking spaces is less than the published parking rates, Tenant shall pay Landlord as additional rent the amount by which the published parking rates exceed the actual fee incurred by Tenant on a monthly basis.

Within thirty (30) days after the Effective Date and each anniversary of the Lease Commencement Date, Tenant shall provide Landlord written notice of the number of parking spaces allocated to Tenant that Tenant is committed to using each year. If the number of parking spaces requested by Tenant is less than the 40 garage spaces and 21 surface spaces allocated to Tenant, then Landlord reserves the right to allocate the excess parking spaces to other occupants in the Building on monthly basis. Upon sixty (60) days notice from Tenant, Landlord shall arrange for such reallocated parking spaces to be restored for Tenant’s non-exclusive use.

Tenant shall have no right to hypothecate or encumber the parking spaces, and shall not sublet, assign, or otherwise transfer the parking spaces other than to employees of Tenant occupying the Premises or to a permitted transferee pursuant to Section 17 of this Lease.

Tenant shall, at Tenant’s sole expense, for so long as the Parking and Traffic Demand Management Plan dated April 2008 as approved by the City of Cambridge on April 28, 2008, including the conditions set forth in such approval (as amended from time to time, the remains applicable to the Project, (i) offer to subsidize mass transit monthly passes for all of its employees; (ii) implement a Commuter Choice Program; (iii) discourage single-occupant vehicle use by its employees; (iv) promote alternative modes of transportation and use of alternative hours; (v) meet with Landlord and/or its representatives no more than quarterly to discuss transportation programs and initiatives; (vi) participate in annual surveys monitoring transportation programs and initiatives; (vii) cooperate with Landlord in connection with transportation programs and initiatives promulgated pursuant to the PTDM; (viii) provide alternative work programs (such as telecommuting, flex-time and compressed work weeks) to its employees in order to reduce traffic impacts in Cambridge during peak commuter hours; and (ix) otherwise cooperate with Landlord in encouraging employees to seek alternate modes of transportation.

ARTICLE 8

UTILITIES; SERVICES

8.1 Utilities; Services. Landlord shall provide, subject to the terms of this Section, and cold water for restrooms, drinking and office kitchen purposes, sewer connection, heated and chilled water for the HVAC system serving the Premises, electricity in an amount at least equal to 12 watts per usable square foot for office and 15 watts per rentable square foot for laboratory on 70% laboratory use and 30% office use, gas service for the HVAC system and water for sprinklers (collectively, “Utilities”) as more particularly set forth in the Base Building Specifications. Landlord shall pay, as Operating Expenses or subject to Tenant’s reimbursement obligation, for all Utilities used on the Premises, all maintenance charges for Utilities, and any storm sewer charges or other similar charges for Utilities imposed by any Governmental or Utility provider, and any taxes, penalties, surcharges or similar charges thereon. Utilities will separately metered or charged directly to Tenant by the provider as provided in the Landlord/Tenant Matrix attached hereto as Exhibit G. Tenant shall pay directly to the Utility provider, prior to delinquency, any separately metered Utilities and services which may be furnished to Tenant or the Premises during the Term. Tenant shall pay, as part of Operating Expenses, its share of all charges for jointly metered Utilities based upon consumption, as reasonably determined by Landlord. No interruption or failure of Utilities, from any cause whatsoever other than Landlord’s negligence or willful misconduct, shall result in eviction or constructive eviction of Tenant, termination of this Lease or the abatement of Rent. Tenant to limit use of water and sewer with respect to Common Areas to normal restroom use. Tenant supply its own cleaning and rubbish removal service. Landlord at Landlord’s cost shall supply a dumpster or compactor at the loading dock for Tenant’s use for the disposal of non-hazardous, non-controlled substances.

Notwithstanding the foregoing, in the event that there shall be an interruption, curtailment or suspension of any service required to be provided by Landlord pursuant to this Lease (and no reasonably equivalent alternative service or supply is provided by Landlord) that shall materially interfere with Tenant’s use and enjoyment of a material portion of the Premises, and Tenant actually ceases to use the affected portion of the Premises (any such event, a “Service Interruption”), and if (a) such Service Interruption shall continue for five (5) consecutive Business Days following receipt by Landlord of written notice from Tenant describing such Service Interruption (the “Service Interruption Notice”) and (b) such Service Interruption shall not have been caused, in whole or in part, by reasons beyond Landlord’s reasonable control or by an act or omission of Tenant or Tenant’s agents, employees, contractors or invitees (a Service Interruption that satisfies the foregoing conditions being referred to hereinafter as a “Material Service Interruption”) then, Tenant shall be entitled to an equitable abatement of Base Rent, based on the nature and duration of the Material Service Interruption, the area of the Premises affected, and the then current Base Rent amounts, for the period that shall begin on the sixth Business Day after such Material Service Interruption and that shall end on the day such Material Service Interruption shall cease. In all events, Landlord will use commercially reasonable efforts to restore the service interruption as soon as is reasonably practicable.

8.2 Shafts and Risers. During the Term, Landlord grants to Tenant a non-exclusive license to use a portion (reasonably specified by Landlord based on Tenant’s Plans and generally based on Tenant’s Share) of the Building risers and other Building communications pathways reasonably designated by Landlord (“Communications Pathways”) for the installation, maintenance, operation, replacement and/or removal at Tenant’s sole expense of certain cables, conduits, innerducts and connecting hardware approved by Landlord (any such cables, conduits, innerducts and connecting hardware installed within the Communications Pathways, as the same may be modified, altered or replaced during the Term, are collectively referred to herein as the “Connecting Cables”). Any such approvals shall be granted, and installation performed, in accordance with the terms of Section 11 below. With respect to each cable placed in the Communications Pathways from and after the Execution Date, Tenant shall label such cable (at floor of the Building where the cable originates and the floor where such cable terminates and at each access point in between at which such cable is pulled) with identification information as reasonably required by Landlord which shall be consistent with commercial practice in the Cambridge/Kendall Square submarket. Landlord makes no warranties or representations to as to the suitability of the Communications Pathways for the installation and operation of the Connecting Cables and Tenant hereby accepts the same in their as is, where is condition with all faults on the date hereof, provided, however, Landlord shall use its reasonable efforts to ensure such Communications Pathways are dry and free of interference from electrical cables and other base building devices likely to interfere with the operation of such Connecting Cables. In the that at any time during the Term, Landlord reasonably determines, that the operation and/or periodic testing of the Connecting Cables interferes with the operation of the Building or the business operations of any of the occupants of the Building, then Tenant shall, upon reasonable notice from Landlord attempt to correct such interference in accordance with commercially reasonable approaches. Tenant is expressly forbidden to serve other tenants or occupants of the Building, to serve any locations outside the Building, or to resell any communications services without the prior written consent of Landlord, which consent may be granted in Landlord’s sole discretion. Upon the expiration or earlier termination of this license, Tenant shall remove the Connecting Cables from the Communications Pathways and restore any damage to the Building related to the removal of the Connecting Cables caused by Tenant, which obligations shall survive the expiration or earlier termination of this Lease. In addition, Landlord may, upon reasonable written notice (which notice shall not be required in the event of an emergency), suspend this license and/or relocate the Connecting Cables in the event of any repair or construction affecting the Communications Pathways, provided, however, prior to making any such repair or construction, Landlord shall ensure that Tenant has an alternative means of communicating in a manner consistent with the operation and standards of the Connecting Cables at the time of such license suspension and at Landlord’s sole cost and expense. After the completion of such repair and/or construction, this license shall be reinstated with such reasonable modifications as may require and for which Landlord shall reimburse Tenant to ensure consistency with the new of the Communications Pathways. Subject to earlier termination pursuant to the provisions of this Section, this license shall be coterminous with the Lease.

8.3 Rooftop Premises. During the Term, Tenant shall have the right to use a portion the rooftop of the Building reasonably designated by Landlord (the “Rooftop Premises”) at no additional rental cost for the installation of HVAC equipment, antennas, satellite dishes or other communications device and certain mechanical devices necessary for the operation of Tenant’s business in the Premises, all of which shall have been approved by Landlord (any devices and/or equipment installed within the Rooftop Premises, as the same may be modified, altered or during the Term, is collectively referred to herein as “Tenant’s Rooftop Equipment”). approval of such devices and/or equipment shall not be unreasonably withheld, conditioned or delayed provided Tenant demonstrates to Landlord’s reasonable satisfaction that the proposed devices and/or equipment (i) do not interfere with any base building equipment operated by Landlord on the roof; (ii) will not affect the structural integrity of the Building or void the for the roof or the roof membrane; (iii) shall be adequately screened so as to minimize the of such devices and/or equipment; and (iv) shall be adequately sound-proofed to meet all requirements of Legal Requirements. Tenant shall not install or operate Tenant’s Rooftop Equipment until Tenant has obtained and submitted to Landlord copies of all required governmental permits, licenses, and authorizations necessary for the installation and operation thereof. In addition, Tenant shall comply with all reasonable construction rules and regulations promulgated by Landlord in connection with the installation, maintenance and operation of Tenant’s Rooftop Equipment. Landlord shall provide reasonable utility service (at Tenant’s reasonable cost) to the Rooftop Premises or to Tenant’s Rooftop Equipment. Tenant shall be responsible for the cost of repairing and maintaining Tenant’s Rooftop Equipment in good order, condition and repair and for the cost of repairing any damage to the Building, or the cost of any necessary improvements to the Building, caused by or as a result of the installation, replacement and/or removal of Tenant’s Rooftop Equipment. Landlord makes no warranties or representations to Tenant as to the suitability of the Rooftop Premises for the installation and operation of Rooftop Equipment. Tenant shall use Landlord’s roof contractor (if such roof is under warranty such contractor) or another contractor reasonably acceptable to Landlord for any work impacting the roof or roof membrane. If Tenant’s Rooftop Equipment damages the roof (other than ordinary wear and tear damage or damage arising from extraordinary events of a nature not controllable by Tenant such as high winds, fire, electrical storms and the like) or invalidates or adversely affects any warranty, Tenant shall be fully responsible for the cost of repairs directly related and limited the damage caused by Tenant’s Rooftop Equipment (and any subsequent repairs to the roof to the extent that any warranty is invalidated or adversely affected). Except as set forth in the next sentence, Landlord shall elect, at the time of Landlord’s approval thereof, either to require Tenant convey to Landlord, in consideration of Ten Dollars ($10.00), all of Tenant’s right, title and in and to all or any portion of Tenant’s Rooftop Equipment or to remove such Tenant’s Rooftop Equipment or a portion thereof at the expiration or sooner termination of the Term. Notwithstanding the foregoing, unless this Lease has been terminated due to a Default by Tenant, Tenant may remove Tenant’s satellite dishes and generators and equipment appurtenant thereto at the expiration of the Term at Tenant’s cost provided that Tenant complies with any reasonable requirements or conditions imposed by Landlord and that Tenant remains responsible for the cost repairs directly related and limited to the damage caused by the removal of such equipment.

8.4 Tenant’s Generator. Landlord shall provide a location on the roof of the Building to be mutually agreed upon which Tenant may install one or more emergency generators, shall have no obligation to provide emergency generators or providing emergency back-up power to Tenant. Tenant shall contract with a third party to maintain the emergency generators as per manufacturer’s standard maintenance guidelines.

8.5 Access. Subject to reasonable security procedures that Landlord may institute time to time to prevent unauthorized access to the Building, Tenant shall have access to the Premises, the Rooftop Premises, the Building garage and surface lot, the guest parking spaces, the freight elevator and freight loading dock, and any other appurtenant areas, twenty-four (24) hours per day, seven (7) days per week. A security card will be issued to all permitted Building occupants. An access card will be required for access to the Building between the hours of 6:00 p.m. and 7:00 a.m. on weekdays and 24 hours a day on weekends. Landlord shall install a card access system on the elevators providing Tenant with the ability to lock off any full floors that it occupies.

ARTICLE 9

ALTERATIONS

9.1 Alterations and Tenant’s Property. Any alterations, additions, or improvements made to the Premises by or on behalf of Tenant, including additional locks or bolts of any kind nature upon any doors or windows in the Premises, but excluding installation, removal or realignment of furniture systems (other than removal of furniture systems owned or paid for by Landlord) not involving any modifications to the structure or connections (other than by ordinary plugs or jacks) to Building Systems (as defined in Section 10.1) (“Alterations”), shall be subject to Landlord’s prior written consent, which may be given or withheld in Landlord’s sole if any such Alteration affects the structure or Building Systems and shall not be otherwise unreasonably withheld, conditioned or delayed. If Landlord approves any Alterations, Landlord may impose such conditions on Tenant in connection with the commencement, performance and completion of such Alterations as Landlord may deem appropriate in Landlord’s sole and discretion. However, Landlord’s consent shall not be required for any Alterations that (a) are not visible from the exterior of the Building; (b) will not adversely affect the Building Systems or structural elements; and (c) either are of a cosmetic nature such as painting, wallpapering, pictures and installing carpeting, or cost less than $75,000 in any one instance. Any request for approval shall be in writing, delivered not less than 15 Business Days in advance of any construction, and accompanied by plans, specifications, bid proposals, work contracts and such other information concerning the nature and cost of the alterations as may be reasonably by Landlord, including the identities and mailing addresses of all persons performing work or supplying materials. Landlord’s right to review plans and specifications and to monitor construction shall be solely for its own benefit, and Landlord shall have no duty to ensure that plans and specifications or construction comply with applicable Legal Requirements. Tenant cause, at its sole cost and expense, all Alterations to comply with insurance requirements and Legal Requirements and shall implement at its sole cost and expense any alteration or required by Legal Requirements as a result of any Alterations. Landlord shall not charge Tenant any coordination, overhead or contractor supervision fees in connection with the Alterations; provided, however that Landlord shall be reimbursed for any reasonable third-party, out of expenses incurred by Landlord in connection with the review and approval of the Alterations. Before Tenant begins any Alteration, Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable law. Tenant shall reimburse Landlord for, and indemnify and hold Landlord harmless from, any expense incurred by Landlord by reason of work done by Tenant or its contractors, delays caused by such work, or inadequate cleanup. The construction of Tenant’s Work shall be governed by the provisions contained in Section 5.2, and not the provisions of this Article 9.

Tenant-shall provide (and cause each contractor or subcontractor to provide) certificates of insurance for workers’ compensation and other coverage in amounts and from an insurance company satisfactory to Landlord protecting Landlord against liability for personal injury or property damage during construction. Upon completion of any Alterations, Tenant shall deliver to Landlord: (i) sworn statements setting forth the names of all contractors and subcontractors who did the work and final lien waivers from all such contractors and subcontractors; and (ii) “as built” plans for any such Alteration.

Except for Removable Installations (as hereinafter defined), all Installations (as hereinafter defined) shall be and shall remain the property of Landlord during the Term and following the expiration or earlier termination of the Term, shall not be removed by Tenant at any time during the Term, and shall remain upon and be surrendered with the Premises as a part thereof. Notwithstanding the foregoing, Landlord may, at the time its approval of any such Installation is requested, notify Tenant that Landlord requires that Tenant remove such Installation upon the expiration or earlier termination of the Term, in which event Tenant shall remove such Installation in accordance with the immediately succeeding sentence. Upon the expiration or earlier termination of the Term, Tenant shall remove (i) Connecting Cable as required in Section 8.2, (ii) any Installations for which Landlord has given Tenant notice of removal in accordance with the immediately preceding sentence, and (iii) all of Tenant’s Property (as hereinafter defined), and Tenant shall restore and repair any damage caused by or occasioned as a result of such removal, including, without limitation, capping off all such connections behind the walls of the Premises and repairing any holes. During any restoration period beyond the expiration or earlier termination of the Term, Tenant shall pay Rent to Landlord as provided herein as if said space were otherwise occupied by Tenant. Landlord hereby waives any lien or other interest in any of Tenant’s Property and Removable Installations and shall confirm such waiver in a form reasonably acceptable to Landlord and Tenant provided that Landlord shall be paid for Landlord’s reasonable out of pocket expenses in connection with the waiver process.

For purposes of this Lease, (x) “Removable Installations” means any Installations that Tenant desires to have removed from the Premises at the expiration or earlier termination of the Term which Landlord agrees in writing may be removed by Tenant, (y) “Tenant’s Property” means Removable Installations and, other than Installations, any personal property or equipment of Tenant that may be removed without material damage to the Premises, and (z) “Installations” means all property of any kind paid for by Landlord, all Alterations, all fixtures, and all partitions, hardware, built-in machinery, built-in casework and cabinets and other similar additions, equipment, property and improvements built into the Premises so as to become an integral part of the Premises, including, without limitation, fume hoods which penetrate the roof or plenum area, built-in cold rooms, built-in warm rooms, walk-in cold rooms, walk-in warm rooms, deionized water systems, glass washing equipment, autoclaves, chillers, built-in plumbing, electrical and mechanical equipment and systems, and any power generator and transfer switch.

ARTICLE 10

REPAIRS AND MAINTENANCE

10.1 Landlord’s Repairs. Landlord, as an Operating Expense subject to the provisions of Section 4.5 hereof, shall maintain all of the structural, exterior, parking and other Common Areas of the Project, including roof, HVAC, plumbing, fire sprinklers, elevators and all other building systems serving the Premises and other portions of the Project (“Building Systems”), in good repair, comparable to other first class lab research buildings in the Kendall Square area and compliance with all applicable Legal Requirements, reasonable wear and tear and uninsured and damages and damage caused by Tenant, or by any of Tenant’s agents, servants, employees, invitees and contractors (collectively, “Tenant Parties”) excluded. Losses and damages caused by Tenant or any Tenant Party shall be repaired by Landlord, to the extent not covered by insurance, at Tenant’s sole cost and expense. Landlord reserves the right to stop Building services when necessary (i) by reason of accident or emergency, or (ii) for planned repairs, alterations or improvements, which are, in the judgment of Landlord, desirable or necessary to be made, until said repairs, alterations or improvements shall have been completed. Landlord shall have no responsibility or liability for failure to supply Building Systems services during any such period of interruption; provided, however, that Landlord shall, except in case of emergency, give Tenant 24 hours advance notice of any planned stoppage of Building Systems services for maintenance, repairs, alterations or improvements. Tenant shall promptly give Landlord written notice of any repair required by Landlord pursuant to this Section, after which Landlord shall a commercially reasonable effort to effect such repair. Landlord shall not be liable for any to make any repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after Tenant’s written notice of the need for such repairs or maintenance but no event not later than thirty (30) days after receipt of such notice, or such longer time as is reasonably necessary if more than 30 days are reasonably required to complete such repairs so as Landlord commences such repairs within such 30 day period and thereafter diligently attempts to complete the same. Tenant waives its rights under any state or local law to terminate this or to make such repairs at Landlord’s expense and agrees that the parties’ respective rights with respect to such matters shall be solely as set forth herein. Repairs required as the result of fire, earthquake, flood, vandalism, war, or similar cause of damage or destruction shall be controlled Section 14.1.

10.2 Tenant’s Repairs. Subject to Section 10.1 hereof, Tenant, at its expense, shall repair, replace and maintain in good condition all portions of the Premises, including, without limitation, entries, doors, ceilings, interior windows, interior walls, and the interior side of walls, reasonable wear and tear and damage by fire or other casualty excepted. Such repair and replacement may include capital expenditures and repairs whose benefit may extend beyond the Term. Should Tenant fail to make any such repair or replacement or fail to maintain the Landlord shall give Tenant notice of such failure. If Tenant fails to commence cure of such within 30 days of Landlord’s notice, and thereafter diligently prosecute such cure to completion, Landlord may perform such work and shall be reimbursed by Tenant within 30 days after demand therefor; provided, however, that if such failure by Tenant creates or could create an emergency, Landlord may immediately commence cure of such failure and shall thereafter be entitled to recover the costs of such cure from Tenant. Subject to Articles 13 and 14, Tenant shall bear the uninsured cost of any repair or replacement to any part of the Project that results from damage caused by Tenant or any Tenant Party and any repair that benefits only the Premises.

ARTICLE 11

MECHANIC’S LIENS

11.1 Mechanic’s Liens. Tenant shall discharge, by bond or otherwise, any mechanic’s lien filed against the Premises or against the Project for work claimed to have been done for, or materials claimed to have been furnished to, Tenant within 10 Business Days after written notice of the filing thereof, at Tenant’s sole cost and shall otherwise keep the Premises and the Project free from any liens arising out of work performed, materials furnished or obligations incurred by Tenant. Should Tenant fail to discharge any lien described herein, Landlord shall have the right, but not the obligation, to pay such claim or post a bond or otherwise provide security to eliminate the lien as a claim against title to the Project and the cost thereof shall be immediately due from Tenant as Additional Rent. If Tenant shall lease or finance the acquisition of office equipment, furnishings, or other personal property of a removable nature utilized by Tenant in the operation Tenant’s business, Tenant warrants that any Uniform Commercial Code Financing Statement as a matter of public record by any lessor or creditor of Tenant will upon its face or by exhibit thereto indicate that such Financing Statement is applicable only to removable personal property of Tenant located within the Premises. In no event shall the address of the Project be furnished the statement without qualifying language as to applicability of the lien only to removable property, located in an identified suite held by Tenant.

ARTICLE 12

INDEMNIFICATION

12.1 Indemnification. Tenant hereby indemnifies and agrees to defend, save and hold Landlord harmless from and against any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages or judgments, and all reasonable expenses incurred investigating or resisting the same (including, without limitation, reasonable attorneys’ fees, charges and disbursements and costs of suit) (collectively, “Claims”) for injury or death to or damage to property (a) occurring within the Premises, or (b) occurring outside of the Premises and caused by the negligence or willful misconduct of Tenant, or (c) arising from a breach or default by Tenant in the performance of any of its obligations hereunder, in all cases unless solely by the willful misconduct or negligence of Landlord or Landlord’s agents, servants, employees, and contractors. Landlord shall not be liable to Tenant for, and Tenant assumes all of damage to, personal property (including, without limitation, loss of records kept within the Premises), unless caused solely by the willful misconduct or negligence of Landlord or Landlord’s agents, servants, employees, and contractors, but subject to waiver of claims and subrogation provisions of Article 13. Tenant further hereby irrevocably waives any and all for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property (including, without limitation, any loss of records). Landlord shall not be for any damages arising from any act, omission or neglect of any tenant in the Project or of any other third party.

Landlord hereby indemnifies and agrees to defend, save and hold Tenant harmless from and against any and all Claims for injury or death to persons or damage to property sustained or occurring in or about the Building (other than the Premises) and caused by the gross negligence or wilfull misconduct of Landlord or Landlord’s agents, servants, employees, and contractors unless caused solely by the willful misconduct or negligence of Tenant or Tenant’s agents, servants, employees, and contractors, but subject to waiver of claims and subrogation provisions of Article 13.

The provisions of this Section 12.1 shall survive the expiration or earlier termination of Lease.

ARTICLE 13

INSURANCE

13.1 Insurance. (a) Tenant shall not conduct or permit to be conducted any activity, or place any equipment in or about the Premises or the Building which will in any way increase the rate of fire insurance or other insurance on the Building pertaining to the Permitted Use in compliance with the terms of the Lease provided that the Hazardous Materials List (defined in Section 21.2) does not change. If any increase in the rate of fire insurance or other insurance is stated by any insurance company to be due to any activity or equipment of Tenant in or about the Premises or the Building, such statement shall be conclusive evidence that the increase in such is due to such activity or equipment and, as a result thereof, Tenant shall be liable for the amount such increase. Tenant shall reimburse Landlord for such amount upon written demand from Landlord and such sum shall be considered additional rent payable hereunder.

(b) Landlord shall insure the Building, other than Tenant’s Work and Alterations, against loss due to fire and other casualties included in standard extended coverage insurance policies in an amount equal to ninety percent (90%) of the replacement cost thereof (with a waiver of co-insurance), exclusive of architectural and engineering fees, excavations, footings and foundations. Throughout the Lease Term, Landlord shall maintain commercial general liability insurance (written on an occurrence basis) covering the Project. Such insurance shall need not cover (a) Tenant’s furniture, fixtures, equipment or other personal property of Tenant on the Premises, or (b) any portion of the Tenant’s Work.

(c) Commencing on the Lease Commencement Date and throughout the Term, Tenant shall obtain and maintain (1) commercial general liability insurance (written on an occurrence basis) including coverage provided in the current Insurance Services Office commercial general liability policy form insuring the indemnification obligations assumed by Tenant under this Lease, premises and operations coverage, broad form property damage and independent contractors coverage, and containing an endorsement for personal injury and an endorsement for the Amendment of Pollution Exclusion, (2) all-risk property insurance, (3) business interruption insurance (in an amount no less than the Base Rent and Additional Rent in effect during any year), (4) comprehensive automobile liability insurance (covering any automobiles owned or operated by Tenant, if any), (5) worker’s compensation insurance, (6) during all periods alcoholic beverages are dispensed or sold by Tenant at the Building or the Premises, liquor liability insurance or host liquor liability insurance as the case may be, (7) employer’s liability insurance, and (8) such additional insurance relating to Tenant’s use and storage of Hazardous Materials as may be necessary to comply with any requirement of any Governmental Authority. Such commercial general liability insurance shall be in an amount (which may include umbrella liability insurance) of no less than Two Million Dollars combined single limit per occurrence with a Three Million Dollar ($3,000,000) annual aggregate. Such property insurance shall be in an amount not less than that required to replace of Tenant’s Work at Tenant’s expense, all Alterations and all other contents of the Premises (including, without limitation, Tenant’s trade fixtures, decorations, furnishings, equipment and personal property). Such automobile liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident. Such worker’s compensation insurance shall carry minimum limits as defined by the law of the jurisdiction in which the Building is located the same may be amended from time to time). Such employer’s liability insurance shall be in an amount not less than Five Hundred Thousand Dollars ($500,000) for each accident, Five Thousand Dollars ($500,000) disease-policy limit, and Five Hundred Thousand Dollars ($500,000) disease-each employee.

(d) All such insurance required under this Section shall: (1) be issued by a company that is licensed to do business in the jurisdiction in which the Building is located and that has a rating equal to or exceeding A: VII from Best’s Insurance Guide; (2) in the case of the commercial general liability insurance, name Landlord and if designated by Landlord, the managing agent of the Building and the holder of any mortgage as additional insureds; (3) in the case of the all-risk property insurance and business interruption insurance, contain an endorsement that such policy shall remain in full force and effect notwithstanding that the insured may have waived its right of action against any party prior to the occurrence of a loss; (4) in the case of the all-risk property insurance and business interruption insurance, provide that the insurer thereunder waives all right of recovery by way of subrogation against Landlord, its partners, agents, employees, representatives and mortgage holders and all trustees and beneficiaries with respect thereto, in connection with any loss or damage covered by such, policy; (5) be reasonably acceptable in form and content to Landlord if not on customary industry form and content; (6) be primary and noncontributory; (7) contains an endorsement (or an insurer undertaking in a certificate or otherwise), to the extent obtainable, prohibiting cancellation, failure to renew, reduction of amount of insurance or material reduction in coverage without the insurer first providing Landlord thirty (30) days’ prior written notice of such proposed action; and (8) not contain any deductible provision that is not commercially reasonable unless such provision is first approved in writing by Landlord (provided that Tenant’s deductible of $25,000 as of the Effective Date is deemed approved). Landlord reserves the right from time to time to require Tenant to obtain higher minimum amounts of commercial general liability insurance or reduced deductible amounts (based on Landlord’s reasonable review of Tenant’s ability to pay anticipated claims) to conform with requirements of Landlord’s lender and/or to bring coverage limits to levels then being generally required of new tenants within the Project or customarily required for similar projects. Tenant shall deliver a certificate of all such insurance and receipts evidencing payment therefor (and, upon request, copies of all required insurance policies, including endorsements and declarations) to Landlord on or before the Effective Date and at such other times as Landlord may request (and pending such delivery of the insurance certificate, Landlord may defer commencement of the Tenant’s Work).

(e) Tenant hereby waives and releases Landlord and the holder of any mortgage from any and all liabilities, claims and losses for damage to property for which Landlord is or may otherwise be held liable to the extent Tenant either is required to maintain property insurance pursuant to this Article with respect to the property so damaged, or receives insurance proceeds on account thereof. Landlord hereby waives and releases Tenant from any and all liabilities, claims and losses for damage to property for which Tenant is or may be otherwise held liable to the extent Landlord either is required to maintain property insurance pursuant to this Article with respect to the property so damaged, or receives insurance proceeds on account thereof. In the case of the all-risk property insurance, both parties shall secure waiver of subrogation endorsements from their respective insurance carriers as to the other party.

ARTICLE 14

RESTORATION

14.1 Restoration. If, at any time during the Term, the Project or the Premises are damaged or destroyed by a fire or other insured casualty, Landlord shall notify Tenant within 30 days after discovery of such damage as to the amount of time Landlord reasonably estimates it take to restore the Project or the Premises, as applicable (the “Restoration Period”). If the Restoration Period is reasonably estimated to exceed 9 months (the “Maximum Restoration Period”), Landlord may, in such notice, elect to terminate this Lease as of the date that is 45 after the date of discovery of such damage or destruction. Notwithstanding Landlord’s election restore, Tenant may elect to terminate this Lease by written notice to Landlord delivered within Business Days of receipt of a notice from Landlord estimating a Restoration Period for the Premises longer than the Maximum Restoration Period. Unless either Landlord or Tenant so to terminate this Lease, Landlord shall, subject to receipt of sufficient insurance proceeds (with any deductible to be treated as a current Operating Expense), promptly restore the Premises (including Landlord’s Work and Tenant’s Work, but excluding the improvements installed by Tenant or by Landlord and paid for by Tenant), subject to delays arising from the collection of insurance proceeds, from Force Majeure events or as needed to obtain any license, clearance or other authorization of any kind required to enter into and restore the Premises issued by any Governmental Authority having jurisdiction over the use, storage, handling, treatment, release, disposal, removal or remediation of Hazardous Materials in, on or about the Premises (collectively referred to herein as “Hazardous Materials Clearances”); provided, however, that if repair or restoration of the Premises is not substantially complete as of the end of the Restoration Period or, if longer, the Restoration Period, Tenant may elect, by written notice to Landlord, to terminate this Lease, in which event Landlord shall be relieved of its obligation to make such repairs or restoration and this Lease shall terminate as of the date that is 75 days after the later of: (i) discovery of such damage or destruction, or (ii) the date all required Hazardous Materials Clearances are obtained, but Landlord shall retain any Rent paid and the right to any Rent payable by Tenant prior to such election by Tenant.

Tenant, at its expense, shall promptly perform, subject to delays arising from the collection of insurance proceeds, from Force Majeure (as defined in Section 30.20) events or to obtain Hazardous Material Clearances, all repairs or restoration deemed necessary by Tenant in accordance with its then current operations and not required to be done by Landlord and shall promptly re-enter the Premises and commence doing business in accordance with this Lease. Rent shall be abated from the date of such casualty until the Premises are repaired and restored, in the proportion which the area of the Premises, if any, which is not usable by Tenant bears to the total area of the Premises. Such abatement shall be the sole remedy of Tenant, and except as provided in this Section, Tenant waives any right to terminate the Lease by reason of damage or casualty loss.

Notwithstanding the foregoing, either party may terminate this Lease if the Premises are damaged during the last year of the Term and Landlord reasonably estimates that it will take more than two months to repair such damage, or if insurance proceeds are not available for such restoration.

The provisions of this Lease, including this Section, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, or any other portion of the Project, and any statute or regulation which is now or may hereafter be in effect shall have no application to this Lease or any damage or destruction to all or any part of the Premises or any other portion of the Project, the parties hereto expressly agreeing that this Section sets forth their entire understanding and agreement with respect to such matters.

ARTICLE 15

CONDEMNATION

15.1 Condemnation. If the whole or any material part of the Premises or the Project is taken for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof (a “Taking” or “Taken”), and the Taking would in Landlord’s reasonable judgment, either prevent or materially interfere with Tenant’s use of the Premises or materially interfere with or impair Landlord’s ownership or operation of the Project, then upon written notice by Landlord this Lease shall terminate and shall be apportioned as of said date. In addition, if a Taking of the whole or any material part of Premises or the Project would in the reasonable judgment of Tenant either prevent or materially interfere with Tenant’s use of the Premises, Tenant shall have the right to terminate this Lease by written notice to Landlord within thirty (30) days of the date that Landlord’s title has been of such property. If part of the Premises shall be Taken, and this Lease is not terminated as provided above, Landlord shall promptly restore the Premises and the Project as nearly as is commercially reasonable under the circumstances to their condition prior to such partial Taking and the rentable square footage of the Building, the rentable square footage of the Premises, Tenant’s Share of Operating Expenses and the Rent payable hereunder during the unexpired shall be reduced to such extent as may be fair and reasonable under the circumstances. Upon any such Taking, Landlord shall be entitled to receive the entire price or award from any such Taking without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant’s interest, if any, such award. Tenant shall have the right, to the extent that same shall not diminish Landlord’s award, to make a separate claim against the condemning authority (but not Landlord) for such compensation as may be separately awarded or recoverable by Tenant for moving expenses and damage to Tenant’s trade fixtures, if a separate award for such items is made to Tenant. Tenant hereby waives any and all rights it might otherwise have pursuant to any provision of state law to terminate this Lease upon a partial Taking of the Premises or the Project.

ARTICLE 16

EVENTS OF DEFAULT

16.1 Events of Default. Each of the following events shall be a default (“Default”) by Tenant under this Lease:

(a) Payment Defaults. Tenant shall fail to pay any installment of Rent or any other payment hereunder when due and such default shall continue for more than five (5) Business Days after written notice from Landlord.

(b) Insurance. Any insurance required to be maintained by Tenant pursuant to this Lease shall be canceled or terminated or shall expire or shall be reduced or materially changed and Tenant shall fail to replace such insurance before the expiration of the current coverage.

(c) Improper Transfer. Tenant shall assign, sublease or otherwise transfer all or any portion of Tenant’s interest in this Lease or the Premises except as expressly permitted herein, or Tenant’s interest in this Lease shall be attached, executed upon, or otherwise judicially seized and such action is not released within 90 days of the action.

(d) Liens. Tenant shall fail to discharge or otherwise obtain the release of any lien placed upon the Premises in violation of this Lease within 15 days after written notice from Landlord.

(e) Insolvency Events. Tenant or any guarantor or surety of Tenant’s obligations hereunder shall: (A) make a general assignment for the benefit of creditors; (B) commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property (collectively a “Proceeding for Relief”); (C) become the subject of any Proceeding for Relief which is not dismissed within 90 days of its filing or entry; or (D) die or suffer a legal disability (if Tenant, guarantor, or surety is an individual) or be dissolved or otherwise fail to maintain its legal existence (if Tenant, guarantor or surety is a corporation, partnership or other entity).

(f) Estoppel Certificate or Subordination Agreement. Tenant fails to execute any document required from Tenant under Article 18 or 19 within 5 Business Days after a second notice requesting such document.

(g) Swing Space Lease. A “Default of Tenant” (as defined in the Swing Space Lease) occurs under the Swing Space Lease.

(h) Other Defaults. Tenant shall fail to comply with any provision of this Lease other than those specifically referred to in this Section, and, except as otherwise expressly provided herein, such failure shall continue for a period of 30 days after written notice thereof from Landlord to Tenant.

Any notice given pursuant to this Section hereof shall: (i) specify the alleged default, (ii) demand that Tenant cure such default, (iii) be in lieu of, and not in addition to, or shall be deemed to be, any notice required under any provision of applicable law, and (iv) not be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice; provided that if the nature of Tenant’s default pursuant to this Section is such that it cannot be cured by the payment of money and reasonably requires more than 30 days to cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said 30 day period and thereafter diligently prosecutes the same to completion; provided, however, that such cure shall be completed no later than 90 days from the date of Landlord’s notice.

16.2 Landlord’s Remedies.

(a) Payment By Landlord; Interest. Upon a Default by Tenant hereunder, Landlord may, without waiving or releasing any obligation of Tenant hereunder, make such payment or perform such act. All sums so paid or incurred by Landlord, together with interest thereon, from the date such sums were paid or incurred, at the Default Rate, shall be payable to Landlord on demand as Additional Rent.

(b) Late Payment Rent. Late payment by Tenant to Landlord of Rent and other sums due will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult and impracticable to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord under any Mortgage covering the Premises. Therefore, if any installment of Rent due from Tenant is not received by Landlord within 5 days after the date such payment is due more than once in any eighteen month period, Tenant shall pay to Landlord an additional sum equal to 5% of the overdue Rent as a late charge. The parties agree that this late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. In addition to the late charge, Rent not paid when due shall bear interest at the Default Rate from the 5th day after the date due until paid.

(c) Remedies. Upon the occurrence of a Default, Landlord, at its option, without further notice or demand to Tenant, shall have in addition to all other rights and remedies provided in this Lease, at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

(i) Terminate this Lease, or at Landlord’s option, Tenant’s right to possession only, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises in compliance with applicable Legal Requirements and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim for damages therefor unless such process is accomplished by Landlord in violation of applicable Legal Requirements;

(ii) Upon any termination of this Lease, whether pursuant to the foregoing subsection (i) or otherwise, Landlord may recover from Tenant the following:

(A) The worth at the time of award of any unpaid Rent which has been earned at the time of such termination; plus

(B) The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(C) The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(D) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including, but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(E) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

As used in the foregoing subsection (c)(ii) (A) and (B), the “worth at the time of award” shall be computed by allowing interest at the Default Rate. As used in subsection (c)(ii)(C) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of Boston at the time of award plus 1%.

(iii) Landlord may continue this Lease in effect after Tenant’s Default and recover Rent as it becomes due (Landlord and Tenant hereby agreeing that Tenant has the right to sublet or assign hereunder, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease following a Default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies hereunder, including the right to recover all Rent as it becomes due.

(iv) Intentionally Deleted.

(v) Independent of the exercise of any other remedy of Landlord hereunder or under applicable law, upon the occurrence of a monetary Default or Default pertaining to Tenant’s failure to comply with the requirements of Article 21, Landlord may conduct an environmental test of the Premises as generally described in Section 21.4 hereof, at Tenant’s expense.

Notwithstanding anything to the contrary contained herein, in no event shall Tenant ever be liable to Landlord for any special, indirect, consequential or punitive damages under this Lease except as may arise in connection with Tenant’s holding over of the Premises as set forth in Article 25.

(d) Effect of Exercise. Exercise by Landlord of any remedies hereunder or otherwise available shall not be deemed to be an acceptance of surrender of the Premises and/or termination of this Lease by Landlord, it being understood that such surrender and/or termination can be effected only by the express written agreement of Landlord and Tenant. Any law, usage, custom to the contrary notwithstanding, Landlord shall have the right at all times to enforce the provisions of this Lease in strict accordance with the terms hereof; and the failure of Landlord at any time to enforce its rights under this Lease strictly in accordance with same shall not be construed as having created a custom in any way or manner contrary to the specific terms, provisions, and covenants of this Lease or as having modified the same and shall not be deemed waiver of Landlord’s right to enforce one or more of its rights in connection with any subsequent default. A receipt by Landlord of Rent or other payment with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressed in writing and by Landlord. To the greatest extent permitted by law, Tenant waives all right of redemption in Tenant shall be dispossessed by a judgment or by warrant of any court or judge. Any reletting of the Premises or any portion thereof shall be on such terms and conditions as Landlord in its sole discretion may determine. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or collect rent due in respect of such reletting or otherwise to mitigate any damages arising by reason of Tenant’s Default. Landlord shall use commercially reasonable efforts to mitigate its damages following termination of this Lease.

ARTICLE 17

ASSIGNMENT AND SUBLETTING

17.1 General Prohibition. Without Landlord’s prior written consent which shall not be unreasonably withheld, conditioned or delayed subject to and on the conditions described in this Section, Tenant shall not, directly or indirectly, voluntarily or by operation of law, assign this Lease or sublease the Premises or any part thereof or mortgage, pledge, or hypothecate its leasehold interest or grant any concession or license within the Premises, and any attempt to do any of the foregoing shall be void and of no effect.

17.2 Permitted Transfers. If Tenant desires to assign, sublease, hypothecate or otherwise transfer this Lease or sublet the Premises other than pursuant to a Permitted (as defined below), then at least 15 Business Days, but not more than 45 Business Days, before date Tenant desires the assignment or sublease to be effective (the “Assignment Date”), Tenant shall give Landlord a notice (the “Assignment Notice”) containing such information about the proposed assignee or sublessee, including the proposed use of the Premises and any Hazardous Materials proposed to be used, stored handled, treated, generated in or released or disposed of the Premises, the Assignment Date, any relationship between Tenant and the proposed assignee sublessee, and all material terms and conditions of the proposed assignment or sublease, a copy of any proposed assignment or sublease in its final form, and such other information as Landlord may deem reasonably necessary or appropriate to its consideration whether to grant its consent. Landlord may, by giving written notice to Tenant within 15 Business Days after receipt of the Assignment Notice: (i) grant such consent, or (ii) refuse such consent, in its reasonable discretion; or (iii) if the proposed assignment, hypothecation or other transfer or subletting concerns (x) an entire floor of the Building or (y) more than (together with all other then subleases) 50% of the Premises with a proposed sublease term that would expire during the last months of the Term, terminate this Lease with respect to the space described in the Assignment Notice as of the Assignment Date (an “Assignment Termination”). Among other reasons, it be reasonable for Landlord to withhold its consent in any of these instances: (1) the proposed assignee or subtenant is a governmental agency; (2) in Landlord’s reasonable judgment, the use the Premises by the proposed assignee or subtenant would entail any Alterations that would substantially lessen the value of the leasehold improvements in the Premises, or would require substantially increased services by Landlord; (3) in Landlord’s reasonable judgment, the assignee lacks the creditworthiness to support the financial obligations it will incur under the proposed assignment–(4) in Landlord’s reasonable judgment, the business of the proposed or subtenant is inconsistent with the type and quality of the nature of the Building; (5) the use of the Premises by the proposed assignee or subtenant will violate any applicable Legal (6) Landlord has experienced previous defaults by or is in litigation with the proposed assignee subtenant; (7) the proposed assignee or subtenant is an existing tenant in the Building or a prospective tenant with whom Landlord has been in negotiations; or (8) if the assignment or subletting concerns more than 50% of the Premises, the net worth (as determined in accordance with generally accepted accounting principles) of the proposed assignee or subtenant is less than $10,000,000. If Landlord delivers notice of its election to exercise an Assignment Termination, Tenant shall have the right to withdraw such Assignment Notice by written notice to Landlord of such election within 5 Business Days after Landlord’s notice electing to exercise the Assignment Termination. If Tenant withdraws such Assignment Notice, this Lease shall continue in full and effect. If Tenant does not withdraw such Assignment Notice, this Lease, and the term and estate herein granted, shall terminate as of the Assignment Date with respect to the space in such Assignment Notice. No failure of Landlord to exercise any such option to terminate this Lease, or to deliver a timely notice in response to the Assignment Notice, shall be deemed to be Landlord’s consent to the proposed assignment, sublease or other transfer. Tenant shall Landlord for its reasonable, out of pocket costs in connection with its consideration of any Assignment Notice and/or its preparation or review of any consent documents (provided that expenses shall not exceed $5,000 in any one instance with respect to the approval of any assignments or sublets unless such assignment or sublease does not occur in the ordinary course business (e.g. is in connection with a bankruptcy or reorganization of tenant), involves additional documentation beyond Landlord’s customary form of consent or significant negotiation of the same, or Landlord provides unusual or extraordinary services in connection therewith).

Notwithstanding the foregoing, Landlord’s consent to an assignment of this Lease or a subletting of any portion of the Premises to any entity controlling, controlled by or under common control with Tenant (a “Control Permitted Assignment”) shall not be required, provided that Landlord shall have the right to approve the form of any such sublease or assignment. In addition, Tenant shall have the right to assign this Lease, upon prior written notice to Landlord but without obtaining Landlord’s prior written consent, to a corporation or other entity which is a successor-in-interest to Tenant, by way of merger, consolidation or corporate reorganization, or by the purchase of all or substantially all of the assets or the ownership interests of Tenant provided that (i) such merger or consolidation, or such acquisition or assumption, as the case may be, is for a good business purpose and not principally for the purpose of transferring the Lease, and (ii) the net worth (as determined in accordance with generally accepted accounting principles (“GAAP”)) of the assignee is not less than the net worth (as determined in accordance with GAAP) of Tenant as of the date of Tenant’s most current quarterly or annual financial statements, and (iii) such assignee shall agree in writing to assume all of the terms, covenants and conditions of this Lease arising after the effective date of the assignment (a “Corporate Permitted Assignment”). Control Permitted Assignments and Corporate Permitted Assignments are hereinafter referred to as “Permitted Assignments.”

Notwithstanding anything to the contrary in this Article, Tenant shall have the right to obtain financing from investors (including venture capital funding and corporate partners) which invest in private companies or undergo a public offering which results in a change in control of Tenant without such change of control constituting an assignment under this Section requiring Landlord consent, provided that (i) Tenant notifies Landlord in writing of the financing prior to closing of the financing, and (ii) provided that in no event shall such financing result in a change use of the Premises from the use contemplated by Tenant at the commencement of the Term.

17.3 Additional Conditions. As a condition to any such assignment or subletting, whether or not Landlord’s consent is required, Landlord may require:

(i) that any assignee or subtenant agree, in writing at the time of such assignment or subletting, that if Landlord gives such party notice that Tenant is in Default under this Lease, such party shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments will be received by Landlord without any liability except to credit such payment against those due under the Lease, and any such third party shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, in no event shall Landlord or its successors or assigns be obligated to accept such attornment; and

(ii) A list of Hazardous Materials, certified by the proposed assignee or sublessee to be true and correct, which the proposed assignee or sublessee intends to use, store, handle, treat, generate in or release or dispose of from the Premises, together with copies of all documents relating to such use, storage, handling, treatment, generation, release or disposal of Hazardous Materials by the proposed assignee or subtenant in the Premises or on the Project, prior to the proposed assignment or subletting, including, without limitation: permits; approvals; reports and correspondence; storage and management plans; plans relating to the installation of any storage tanks to be installed in or under the Project (provided, said installation of tanks shall only be permitted after Landlord has given its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion); and all closure plans or any other documents required by any and all federal, state and local Governmental Authorities for any storage tanks installed in, on or under the Project for the closure of any such tanks. Neither Tenant nor any such proposed assignee or subtenant is required, however, to provide Landlord with any portion(s) of the such documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities.

17.4 No Release of Tenant, Sharing of Excess Rents. Notwithstanding any or subletting, Tenant and any guarantor or surety of Tenant’s obligations under this Lease shall at all times remain fully and primarily responsible and liable for the payment of Rent and for compliance with all of Tenant’s other obligations under this Lease. If the Rent due and payable a sublessee or assignee (or a combination of the rental payable under such sublease or plus any bonus or other consideration therefor or incident thereto in any form) exceeds the sum the rental payable under this Lease, (excluding however, any Rent payable under this Section) actual and reasonable brokerage fees, legal costs and any design or construction fees directly related to and required pursuant to the terms of any such sublease and any tenant improvement expenses paid by Tenant in excess of Landlord’s Contribution) (“Excess Rent”), then Tenant be bound and obligated to pay Landlord as Additional Rent hereunder 50% of such Excess Rent within 10 days following receipt thereof by Tenant. If Tenant shall sublet the Premises or any thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any such subletting, and Landlord as assignee and as attorney-in-fact for Tenant, or a receiver for Tenant appointed on Landlord’s application, may collect such rent and apply it toward Tenant’s obligations under this Lease; except that, until the occurrence of a Default, Tenant shall have the right to collect and retain such rent.

17.5 No Waiver. The consent by Landlord to an assignment or subletting shall not relieve Tenant or any assignees of this Lease or any sublessees of the Premises from obtaining consent of Landlord to any further assignment or subletting nor shall it release Tenant or any assignee or sublessee of Tenant from full and primary liability under the Lease. The acceptance Rent hereunder, or the acceptance of performance of any other term, covenant, or condition thereof, from any other person or entity shall not be deemed to be a waiver of any of the of this Lease or a consent to any subletting, assignment or other transfer of the Premises.

17.6 Prior Conduct of Proposed Transferee. Notwithstanding any other provision of this Section, if the proposed assignee or sublessee has operations in the Commonwealth of Massachusetts that are or have been subject to an enforcement order issued by any Governmental Authority and such operations are substantially comparable to the operations proposed by the assignee or sublessee for the Premises in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any Governmental Authority) pertaining to a use similar to the Permitted Use, Landlord shall have the absolute right to refuse to consent to assignment or subletting to any such party.

ARTICLE 18

ESTOPPEL CERTIFICATE

18.1 Estoppel Certificate. Tenant shall, within 10 Business Days of written notice Landlord, execute, acknowledge and deliver a statement to Landlord, or any prospective or lender, in writing (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is full force and effect) and the dates to which the rental and other charges are paid in advance, if (ii) acknowledging that there are not any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (iii) setting forth such further information with respect to the status of this Lease or the Premises as may be requested thereon. Any such may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the property of which the Premises are a part. Tenant’s failure to deliver such statement within such time shall, at the option of Landlord, constitute a Default under this Lease, and, in any event, be conclusive upon Tenant that the Lease is in full force and effect and without modification except as may be represented by Landlord in any certificate prepared by Landlord and delivered Tenant for execution. Landlord shall, within 10 Business Days of written notice from Tenant, execute, acknowledge and deliver a comparable statement to Tenant.

ARTICLE 19

SUBORDINATION

19.1 Subordination. This Lease and Tenant’s interest and rights hereunder are hereby made and shall be subject and subordinate at all times to the lien of any Mortgage now existing hereafter created on or against the Project or the Premises, and all amendments, restatements, renewals, modifications, consolidations, refinancing, assignments and extensions thereof, provided that the Holder of such Mortgage delivers to Tenant a subordination, non-disturbance and attornment agreement on such holder’s standard and customary form provided that such holder is an institutional lender or investor. Tenant agrees, at the election of the Holder of any Mortgage, to attorn to any such Holder. Notwithstanding the foregoing, any such Holder may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by notice in writing Tenant, and thereupon this Lease shall be deemed prior to such Mortgage without regard to their respective dates of execution, delivery or recording and in that event such Holder shall have the same rights with respect to this Lease as though this Lease had been executed prior to the execution, delivery and recording of such Mortgage and had been assigned to such Holder. The term “Mortgage” whenever used in this Lease shall be deemed to include deeds of trust, security assignments and any other encumbrances, and any reference to the “Holder” of a Mortgage shall be deemed to include the beneficiary under a deed of trust.

19.2 Ground Lease. Landlord represents and warrants that Landlord has enforceable leasehold rights in the land comprising the Project by virtue of the Ground Lease dated November 12, 2010, by and between Bent Associates Limited Partnership, as landlord (“Ground Lessor”), and Landlord as tenant (“Ground Lease”). Landlord represents and warrants that the Ground Lease is in full force and effect and, to its knowledge, there are no defaults under the Ground Lease as of the date hereof. Landlord shall cause the Ground Lessor to enter into a subordination and non-disturbance agreement substantially in the form attached hereto as Exhibit K for Tenant’s benefit.

ARTICLE 20

SURRENDER

20.1 Surrender. Upon the expiration of the Term or earlier termination of Tenant’s of possession, Tenant shall surrender the Premises to Landlord in the condition the Premises are required to be maintained during the Term, along with any Alterations or Installations permitted Landlord to remain in the Premises pursuant to the provisions of this Lease, free of Hazardous Materials brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Premises by Tenant or any Tenant Party or subtenant (collectively, “Tenant Operations”) and released of all Hazardous Materials Clearances, broom clean, ordinary wear tear and casualty loss and condemnation covered by Sections 14 and 15 excepted. At least 3 months prior to the surrender of the Premises, Tenant shall deliver to Landlord a narrative description of the actions proposed (or required by any Governmental Authority) to be taken by Tenant in order to surrender the Premises (including any Installations permitted by Landlord to remain in the Premises) at the expiration or earlier termination of the Term, free from any impact from the Tenant HazMat Operations and otherwise released for unrestricted use and occupancy (the “Surrender Plan”). Such Surrender Plan shall be accompanied by a current listing of (i) all Hazardous Materials licenses and permits held by or on behalf of any Tenant with respect to the Premises, and (ii) all Hazardous Materials used, stored, handled, treated, generated, released or disposed of from the Premises, and shall be subject to the review and approval of Landlord’s environmental consultant. In connection with the review and approval of the Surrender Plan, upon the request of Landlord, Tenant shall deliver to Landlord or its such additional non-proprietary information concerning Tenant HazMat Operations as Landlord shall request. On or before such surrender, Tenant shall deliver to Landlord evidence that the approved Surrender Plan shall have been satisfactorily completed and Landlord shall have the right, subject to reimbursement at Tenant’s expense as set forth below, to cause Landlord’s environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the effective date of such surrender or early termination of the Lease, free from any residual impact from Tenant HazMat Operations. Tenant shall reimburse Landlord, as Additional Rent, for the actual out-of pocket expense incurred by Landlord for Landlord’s environmental consultant to review and approve Surrender Plan and to visit the Premises and verify satisfactory completion of the same, which shall not exceed $5,000. Landlord shall have the unrestricted right to deliver such Surrender and any report by Landlord’s environmental consultant with respect to the surrender of the Premises to third parties.

If Tenant shall fail to prepare or submit a Surrender Plan approved by Landlord, or if Tenant shall fail to complete the approved Surrender Plan, or if such Surrender Plan, whether or not approved by Landlord, shall fail to adequately address any residual effect of Tenant HazMat Operations in, on or about the Premises, Landlord shall have the right to take such actions as Landlord may deem reasonable or appropriate to assure that the Premises and the Project are surrendered free from any residual impact from Tenant HazMat Operations, the cost of which actions shall be reimbursed by Tenant as Additional Rent, without regard to the limitation set forth in the first paragraph of this Section.

Tenant shall immediately return to Landlord all keys and/or access cards to parking, the Project, restrooms or all or any portion of the Premises furnished to or otherwise procured by Tenant. If any such access card or key is lost, Tenant shall pay to Landlord, at Landlord’s election, either the cost of replacing such lost access card or key or the cost of reprogramming the access security system in which such access card was used or changing the lock or locks opened by such lost key. Any Tenant’s Property, Alterations and property not so removed by Tenant as permitted or required herein shall be deemed abandoned and may be stored, removed, and disposed of by Landlord at Tenant’s expense, and Tenant waives all claims against Landlord for any damages resulting from Landlord’s retention and/or disposition of such property. All obligations of Tenant hereunder not fully performed as of the termination of the Term, including the obligations of Tenant under Article 21 hereof, shall survive the expiration or earlier termination of the Term, including, without limitation, indemnity obligations, payment obligations with respect to Rent and obligations concerning the condition and repair of the Premises.

ARTICLE 21

ENVIRONMENTAL REQUIREMENTS

21.1 Prohibition/Compliance/Indemnitv. Tenant shall not cause or permit any Hazardous Materials (as hereinafter defined) to be brought upon, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Premises or the Project in violation of applicable Environmental Requirements (as hereinafter defined) by Tenant or any Tenant Party or subtenant. If Tenant breaches the obligation stated in the preceding sentence, or the presence of Hazardous Materials in the Premises is caused or permitted by Tenant or any Tenant Party during the Term or any holding over results in contamination of the Premises, the Project or any adjacent property, or if contamination of the Premises, the Project or any adjacent property by Hazardous Materials brought into, kept, used, stored, handled, treated, generated in about, or released or disposed of from, the Premises by Tenant or any Tenant Party or subtenant otherwise occurs during the Term or any holding over, Tenant hereby indemnifies and shall and hold Landlord, its officers, directors, employees, agents and contractors harmless from any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, damages (including, without limitation, punitive damages and damages based upon diminution in value of the Premises or the Project, or the loss of, or restriction on, of the Premises or any portion of the Project), expenses (including, without limitation, attorneys’, consultants’ and experts’ fees, court costs and amounts paid in settlement of any claims or fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or losses “Environmental Claims”) which arise during or after the Term as a result of such This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, treatment, remedial, or restoration work required by any federal, state or local Governmental Authority because of Hazardous Materials present in the air, soil or ground water above, on, or under the Premises. Without limiting the foregoing, if the presence of any Hazardous Materials on the Premises, the Project or any adjacent property caused or permitted by Tenant or any Tenant Party results in any contamination of the Premises, the Project or any adjacent property, Tenant shall promptly take actions at its sole expense and in accordance with applicable Environmental Requirements as are necessary to return the Premises, the Project or any adjacent property to the condition existing prior to the time of such contamination, provided that Landlord’s approval of such action shall be obtained, which approval shall not unreasonably be withheld so long as such actions would potentially have any material adverse long-term or short-term effect on the Premises or the

Notwithstanding anything to the contrary contained in this Section 20, Tenant shall not be responsible for, and the indemnification and hold harmless obligation set forth in this paragraph shall not apply to (i) contamination in the Premises which existed in the Premises prior to the Commencement Date, or (ii) the presence of any Hazardous Materials in the Premises which migrated from outside of the Premises into the Premises, or (iii) contamination caused by Landlord or any Landlord Party. Landlord hereby indemnifies and shall defend and hold Tenant, its officers, directors, employees, agents and contractors harmless from any Environmental Claims arising as result of such contamination described in clause (i) and (iii) of the immediately prior sentence.

21.2 Business. Landlord acknowledges that it is not the intent of this Section to Tenant from using the Premises for the Permitted Use. Tenant may operate its business to prudent industry practices so long as the use or presence of Hazardous Materials is strictly and properly monitored according to all then applicable Environmental Requirements. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Lease Commencement Date a list identifying each type of Hazardous Materials to be brought upon, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Premises and setting forth any and all governmental approvals or permits required in connection with the presence, use, storage, handling, treatment, generation, release or disposal of such Hazardous Materials on or from the Premises (“Hazardous Materials List”). Tenant shall deliver to Landlord an updated Materials List at least once a year and shall also deliver an updated list before any new Material is brought onto, kept, used, stored, handled, treated, generated on, or released or of from, the Premises. Tenant shall deliver to Landlord true and correct copies of the following documents (the “Haz Mat Documents”) relating to the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials prior to the Lease Commencement Date, if unavailable at that time, concurrent with the receipt from or submission to a Governmental Authority: permits; approvals; reports and correspondence; storage and management plans, of violations of any Legal Requirements; plans relating to the installation of any storage tanks to installed in the Project (provided, said installation of tanks shall only be permitted in compliance with the applicable Legal Requirements and subject to any reasonable conditions or requirements imposed by Landlord); all closure plans or any other documents required by any and all federal, state and local Governmental Authorities for any storage tanks installed in, on or under the for the closure of any such tanks; and a Surrender Plan (to the extent surrender in accordance Article 20 cannot be accomplished in 3 months). Tenant is not required, however, to provide Landlord with any portion(s) of the Haz Mat Documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities. It is not the intent of this Section to provide Landlord with information could be detrimental to Tenant’s business should such information become possessed by competitors.

21.3 Tenant Representation and Warranty. Tenant hereby represents and warrants to Landlord that (i) neither Tenant nor any of its legal predecessors has been required by any prior landlord, lender or Governmental Authority at any time to take remedial action in connection Hazardous Materials contaminating a property which contamination was permitted by Tenant of such predecessor or resulted from Tenant’s or such predecessor’s action or use of the property in question, and (ii) Tenant is not subject to any enforcement order issued by any Governmental Authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any Governmental Authority). If Landlord determines that this representation and warranty was not true as of the date of this lease, Landlord shall have the right to terminate this Lease in Landlord’s sole and absolute discretion.

21.4 Testing. If any Governmental Authority requires testing to determine whether any contamination of the Premises or the Project has occurred as a result of Tenant’s use, then Landlord shall have the right to conduct such testing at Tenant’s expense. If Tenant conducts its own tests of the Premises using third party contractors and test procedures acceptable to (and such Governmental Authority), which tests are certified to Landlord (and such Authority), Landlord shall accept such tests in lieu of the tests to be paid for by Tenant. In addition, at any time, and from time to time, prior to the expiration or earlier termination of the Term, Landlord shall have the right to conduct appropriate tests of the Premises and the Project determine if contamination has occurred as a result of Tenant’s use of the Premises. In with such testing, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such non-proprietary information concerning the use of Hazardous Materials in or about the Premises by Tenant or any Tenant Party. If contamination has occurred for which Tenant is under this Section, Tenant shall pay all costs to conduct such tests. If no such contamination is found, Landlord shall pay the costs of such tests (which shall not constitute an Operating Landlord shall provide Tenant with a copy of all third party, non-confidential reports and tests of the Premises made by or on behalf of Landlord during the Term without representation or and subject to a confidentiality agreement. Tenant shall, at its sole cost and expense, promptly satisfactorily remediate any environmental conditions identified by such testing for which Tenant is responsible hereunder in accordance with all Environmental Requirements. Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights which may have against Tenant.

21.5 Control Areas. Tenant shall be allowed to utilize up to its pro rata share of the Hazardous Materials inventory within any control area or zone (located within the Premises), as designated by the applicable building code, for chemical use or storage. As used in the sentence, Tenant’s pro rata share of any control areas or zones located within the Premises shall determined based on the rentable square footage that Tenant leases within the applicable control area or zone. For purposes of example only, if a control area or zone contains 10,000 rentable square feet and 2,000 rentable square feet of a tenant’s premises are located within such control area or zone (while such premises as a whole contains 5,000 rentable square feet), the applicable tenant’s pro rata share of such control area would be 20%.

21.6 Intentionally Deleted.

21.7 Tenant’s Obligations. Tenant’s obligations under this Section shall survive the expiration or earlier termination of the Lease, any period of time after the expiration or earlier termination of this Lease required by Tenant or Landlord to complete the removal from the Premises of any Hazardous Materials (including, without limitation, the release and termination any licenses or permits restricting the use of the Premises and the completion of the approved Surrender Plan), Tenant shall continue to pay the full Rent in accordance with this Lease for any portion of the Premises not relet by Landlord in Landlord’s sole discretion, which Rent shall be prorated daily.

21.8 Definitions. As used herein, the term “Environmental Requirements” means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, orders or other similar enactments of any Governmental Authority regulating or relating to health, safety, environmental conditions on, under, or about the Premises or the Project, or the environment, including without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; and all state and local counterparts thereto, and any regulations or policies promulgated or issued thereunder. As used herein, the term “Hazardous Materials” means and includes any substance, material, pollutant, or contaminant listed or defined as hazardous or toxic, or regulated by reason of its impact or potential impact on humans, animals and/or the environment under any Environmental Requirements, asbestos and petroleum, including crude oil or any fraction thereof, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas). As defined in Environmental Requirements, Tenant is and shall be deemed to be the “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Premises by Tenant or any Tenant Party, and the wastes, by-products, or residues generated, resulting, or produced therefrom.

ARTICLE 22

TENANT’S REMEDIES/LIMITATION OF LIABILITY

22.1 Tenant’s Remedies/Limitation of Liability. Landlord shall not be in default hereunder unless Landlord fails to perform any of its obligations hereunder within 30 days after written notice from Tenant specifying such failure (unless such performance will, due to the of the obligation, require a period of time in excess of 30 days, then after such period of time as reasonably necessary, provided that Landlord shall diligently and continuously pursue such Upon any default by Landlord, Tenant shall give notice by registered or certified mail to any Holder of a Mortgage covering the Premises and to any landlord of any lease of property in or on which the Premises are located and Tenant shall offer such Holder and/or landlord a reasonable opportunity to cure the default, including time to obtain possession of the Project by power of or a judicial action if such should prove necessary to effect a cure; provided Landlord shall have furnished to Tenant in writing the names and addresses of all such persons who are to receive notices. All obligations of Landlord hereunder shall be construed as covenants, not conditions; and, except as may be otherwise expressly provided in this Lease, Tenant may not terminate this Lease for breach of Landlord’s obligations hereunder.

All obligations of Landlord under this Lease arising or accruing during the period of such Landlord’s ownership of the Premises, and not thereafter, will be binding upon Landlord. The term “Landlord” in this Lease shall mean only the owner for the time being of the Premises. Upon the transfer by such owner of its interest in the Premises, such owner shall thereupon be released and discharged from all obligations of Landlord thereafter accruing, but such obligations shall be binding during the Term upon each new owner for the duration of such owner’s ownership.

22.2 Limitation on Landlord’s Liability. NOTWITHSTANDING ANYTHING SET FORTH HEREIN OR IN ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT TO THE CONTRARY: (A) EXCEPT TO THE EXTENT ARISING AS A RESULT OF THE NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD OR ANY LANDLORD PARTY, LANDLORD SHALL NOT BE LIABLE TO TENANT OR ANY OTHER PERSON FOR (AND TENANT AND EACH SUCH OTHER PERSON ASSUME RISK OF) LOSS, DAMAGE OR INJURY, WHETHER ACTUAL OR CONSEQUENTIAL TO: TENANT’S PERSONAL PROPERTY OF EVERY KIND AND DESCRIPTION, WITHOUT LIMITATION TRADE FIXTURES, EQUIPMENT, INVENTORY, SCIENTIFIC RESEARCH, SCIENTIFIC EXPERIMENTS, LABORATORY ANIMALS, PRODUCT, SPECIMENS, SAMPLES, AND/OR SCIENTIFIC, BUSINESS, ACCOUNTING AND OTHER RECORDS OF EVERY KIND AND DESCRIPTION KEPT AT THE PREMISES AND ANY AND ALL INCOME DERIVED OR DERIVABLE THEREFROM; (B) THERE SHALL BE PERSONAL RECOURSE TO LANDLORD FOR ANY ACT OR OCCURRENCE IN, ON OR ABOUT THE PREMISES OR ARISING IN ANY WAY UNDER THIS LEASE OR ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT WITH RESPECT TO THE SUBJECT MATTER HEREOF AND ANY LIABILITY OF LANDLORD HEREUNDER SHALL BE STRICTLY LIMITED SOLELY TO LANDLORD’S INTEREST IN THE OR ANY PROCEEDS FROM SALE OR CONDEMNATION THEREOF AND ANY

INSURANCE PROCEEDS PAYABLE IN RESPECT OF LANDLORD’S INTEREST IN THE PROJECT OR IN CONNECTION WITH ANY SUCH LOSS; AND (C) IN NO EVENT ANY PERSONAL LIABILITY BE ASSERTED AGAINST LANDLORD IN CONNECTION WITH THIS LEASE NOR SHALL ANY RECOURSE BE HAD TO ANY OTHER OR ASSETS OF LANDLORD OR ANY OF LANDLORD’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS. UNDER NO CIRCUMSTANCES SHALL LANDLORD OR ANY OF LANDLORD’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS BE LIABLE FOR INJURY TO TENANT’S BUSINESS OR FOR ANY LOSS OF INCOME OR PROFIT THEREFROM.

ARTICLE 23

INSPECTION AND ACCESS

23.1 Inspection and Access. Landlord and its agents, representatives, and contractors may enter the Premises during business hours on not less than 48 hours advance written notice (except in the case of emergencies in which case no such notice shall be required and such entry may be at any time) for the purpose of making such repairs as may be required or permitted pursuant to the Lease, inspecting the Premises, showing the Premises to prospective purchasers lenders and, during the last year of the Term, to prospective tenants, and at any time during the Term for any other business purpose. Landlord may grant easements, make public dedications, designate Common Areas and create restrictions pertaining to the Project, provided that no such easement, dedication, designation or restriction materially, adversely affects Tenant’s use or occupancy of the Premises for the Permitted Use. At Landlord’s request, Tenant shall execute such instruments as may be necessary for such easements, dedications or restrictions. Tenant at all times, except in the case of emergencies, have the right to escort Landlord or its agents, representatives, contractors or guests while the same are in the Premises, provided such escort does not materially and adversely affect Landlord’s access rights hereunder

ARTICLE 24

SIGNAGE

24.1 Signs; Exterior Appearance. Tenant shall not, without the prior written consent Landlord, which may be granted or withheld in Landlord’s sole discretion: (i) attach any exterior lights, decorations, balloons, flags, pennants, banners, painting or other projection to any outside wall of the Project, (ii) use any curtains, blinds, shades or screens other than Landlord’s standard window coverings, (iii) coat or otherwise sunscreen the interior or exterior of any windows, (iv) place any bottles, parcels, or other articles on the window sills, (v) place any equipment, furniture or other items of personal property on any exterior balcony, or (vi) paint, affix or exhibit on any part of the Premises or the Project any signs, notices, window or door lettering, placards, decorations, or advertising media of any type which can be viewed from the exterior of the Building. Landlord shall provide at Landlord’s expense building standard signage in the lobby and at Tenant’s entrance. If Tenant occupies the entire floor, Tenant may install at Tenant’s expense Tenant’s signage in the elevator lobby in a size and location to be determined and subject to Landlord’s approval which will not be unreasonably withheld, conditioned or delayed. Provided that Tenant occupies at least 50,000 rentable square feet, Tenant shall have a non-exclusive right to install at Tenant’s expense exterior signage on the Building facade in one the three locations designated as area 1, area 2 or area 3 shown on the attached Exhibit L, as

Tenant may elect, with modest lighting, but in a design, size, construction and operation subject Landlord’s approval which shall not be unreasonably conditioned, withheld or delayed, and subject to the applicable Legal Requirements of the City of Cambridge. Notwithstanding the foregoing, if Tenant occupies less than 50,000 rentable square feet but at least one entire floor of the Building, Tenant shall have a non-exclusive right to install at Tenant’s expense exterior signage on the Building facade in a size and location to be determined, subject to the rights of tenants, and subject to Landlord’s approval which will not be unreasonably withheld, or delayed and the applicable Legal Requirements of the City of Cambridge. Tenant shall be responsible for all costs relating to the permitting, installation and maintenance of the signage. Additional exterior signage shall be limited to one future tenant and the size of such exterior signage shall not exceed the size of Tenant’s exterior signage.

ARTICLE 25

HOLDING OVER

25.1 Holding Over. If, with Landlord’s express written consent, Tenant retains possession of the Premises after the termination of the Term, (i) unless otherwise agreed in such written consent, such possession shall be subject to immediate termination by Landlord at any time, (ii) all of the other terms and provisions of this Lease shall remain in full force and effect (excluding any expansion or renewal option or other similar right or option) during such period, (iii) Tenant shall continue to pay Base Rent in the amount payable upon the date of the expiration or earlier termination of this Lease or such other amount as Landlord may indicate, in Landlord’s sole and absolute discretion, in such written consent, and (iv) all other payments shall continue under the terms of this Lease. If Tenant remains in possession of the Premises after the expiration or earlier termination of the Term without the express written consent of Landlord, Tenant shall become a tenant at sufferance upon the terms of this Lease except that the monthly rental shall be equal to 150% of Base Rent in effect during the last 30 days of the Term, plus all other Additional Rent hereunder, Tenant shall be responsible for all damages suffered by resulting from or occasioned by Tenant’s holding over, including consequential damages. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend Lease except as otherwise expressly provided, and this Section shall not be construed as consent for Tenant to retain possession of the Premises. Acceptance by Landlord of Rent after the expiration of the Term or earlier termination of this Lease shall not result in a renewal or reinstatement of this Lease.

ARTICLE 26

WAIVER OF JURY TRIAL

26.1 Waiver of Jury Trial. TO THE EXTENT PERMITTED BY LAW, TENANT AND LANDLORD WAIVE ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN LANDLORD AND TENANT ARISING OUT OF THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

ARTICLE 27

SECURITY DEPOSIT

27.1 Security Deposit. Tenant shall deposit with Landlord, upon delivery of an copy of this Lease to Landlord, a security deposit (the “Security Deposit”) for the performance all of Tenant’s obligations hereunder in the amount set forth in Section 1.1 of this Lease, which Security Deposit shall be in the form of an unconditional and irrevocable letter of credit (the “Letter of Credit”): (i) in form and substance satisfactory to Landlord, (ii) naming Landlord as beneficiary, (iii) expressly allowing Landlord to draw upon it at any time from time to time by delivering to the issuer notice that Landlord is entitled to draw thereunder, (iv) issued by an FDIC-insured financial institution satisfactory to Landlord, (v) redeemable by presentation of a sight draft in the state of Landlord’s choice, and (vi) transferable without fee or cost to Landlord. Landlord hereby approves Silicon Valley Bank as the issuer of the Letter of Credit. If Tenant not provide Landlord with a substitute Letter of Credit complying with all of the requirements hereof at least 10 days before the stated expiration date of any then current Letter of Credit, Landlord shall have the right to draw the full amount of the current Letter of Credit and hold the funds drawn in cash without obligation for interest thereon as the Security Deposit. The Letter Credit shall be held by Landlord as security for the performance of Tenant’s obligations under Lease. The Letter of Credit is not an advance rental deposit or a measure of Landlord’s damages case of Tenant’s default. Upon each occurrence of a Default (as defined in Section 16.1), Landlord may draw all or any part of the Letter of Credit to pay delinquent payments due under this Lease, future rent damages, and the cost of any damage, injury, expense or liability caused such Default, without prejudice to any other remedy provided herein or provided by law. Landlord’s right to use the Letter of Credit under this Section includes the right to use the Letter Credit to pay future rent damages following the termination of this Lease pursuant to Section below. Upon any use of all or any portion of the Letter of Credit, Tenant shall on demand a new Letter of Credit or amend the existing Letter of Credit to restore the Letter of Credit to the amount set forth on Page 1 of this Lease. Tenant hereby waives the provisions of any law, now hereafter in force which provide that Landlord may claim from a security deposit only those reasonably necessary to remedy defaults in the payment of Rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the Default of Tenant. Upon bankruptcy or other debtor-creditor proceedings against Tenant, the Letter of Credit shall be deemed to be applied first to the of Rent and other charges due Landlord for periods prior to the filing of such proceedings. The Letter of Credit, or any balance thereof (i.e., after deducting therefrom all amounts to which Landlord is entitled under the provisions of this Lease), shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within 90 days after the expiration or earlier termination of this Lease.

Provided that no Default (as defined in Section 16.1) or event that with the passage of or the giving of notice, or both, would constitute a Default has occurred that remains uncured, amount of the Security Deposit shall be reduced to $862,274.00 effective as of the Rent Commencement Date, whereupon, within thirty (30) days following receipt of Tenant’s written request, any portion of the Security Deposit in excess of the respective reduced amounts shall, if held by Landlord in cash, be refunded to Tenant, without interest, or Landlord shall agree to an appropriate replacement or amendment of the Letter of Credit in order to effect such reduction.

Notwithstanding the foregoing, if any uncured monetary Default exists as of such reduction date, such reduction will occur at the later of: (i) one year from the original reduction date; or (ii) such time as the Default shall have been cured. If any uncured material non-monetary Default exists of such reduction date, such reduction will occur at the later of: (i) six months from the original reduction date; or (ii) such time as the Default shall have been cured. If any event that with the passage of time, or the giving of notice, or both, would constitute a monetary Default or material non-monetary Default exists as of such reduction date, such reduction will occur at such time as the uncured default shall have been cured.

If Landlord transfers its interest in the Project or this Lease, Landlord shall either (a) transfer any Security Deposit then held by Landlord to a person or entity assuming Landlord’s obligations under this Section, or (b) return to Tenant any Security Deposit then held by Landlord and remaining after the deductions permitted herein. Upon such transfer to such transferee or the return of the Security Deposit to Tenant, Landlord shall have no further obligation with respect to the Security Deposit, and Tenant’s right to the return of the Security Deposit shall apply solely against Landlord’s transferee. The Security Deposit is not an advance rental deposit or a measure of Landlord’s damages in case of Tenant’s default. Landlord’s obligation respecting the Security Deposit is that of a debtor, not a trustee, and no interest shall accrue thereon.

ARTICLE 28

RIGHT TO EXTEND TERM

28.1 Extension Rights. Tenant shall have one right (an “Extension Right”) to extend the term of this Lease for five (5) years (an “Extension Term”) on the same terms and as this Lease (other than with respect to Base Rent and the Landlord’s Work) by giving Landlord written notice of its election to exercise the Extension Right no sooner than fifteen (15) months earlier than and at least 12 months prior to the expiration of the Base Term of the Lease.

Upon the commencement of the Extension Term, Base Rent shall be equal to the Market Rate (as defined below). As used herein, “Market Rate” shall mean the then market rental rate for space that includes laboratory and office space in the Cambridge, Massachusetts area of comparable age, quality, level of finish and proximity to amenities and public transportation as the Premises, as determined pursuant to the provisions of this Article 28. In addition, Landlord may impose a market rent for the parking rights provided hereunder.

Within thirty (30) days after Landlord’s receipt of Tenant’s notice of exercise of the Extension Right, Landlord shall deliver to Tenant Landlord’s estimate of the Market Rate for the Extension Term. Within twenty (20) days after Landlord delivers Landlord’s estimate of the Market Rate to Tenant, Tenant may provide written notice to Landlord of Tenant’s election to rescind the exercise of Extension Right whereupon the Base Term shall expire as set forth herein and Tenant shall have no further right to extend the term of this Lease. If Tenant has not elected rescind the exercise of the Extension Right, and if, on or before the date which is 45 days after delivery of Landlord’s estimate of the Market Rate Tenant has not agreed with Landlord’s determination of the Market Rate during the Extension Term after negotiating in good faith, Tenant shall be deemed to have elected arbitration as described in this Article. Except as set forth in this paragraph, Tenant acknowledges and agrees that, if Tenant has elected to the Extension Right by delivering notice to Landlord as required in this Article, Tenant shall have no right thereafter to rescind or elect not to extend the term of the Lease for the Extension Term.

28.2 Arbitration.

Within ten (10) days after Tenant’s notice to Landlord of its election (or deemed election) to arbitrate Market Rate, each party shall deliver to the other a proposal containing the Market Rate that the submitting party believes to be correct (“Extension Proposal”). If either party fails to timely submit an Extension Proposal, the other party’s submitted proposal shall determine the Base Rent for the Extension Term. If both parties submit Extension Proposals, then Landlord and Tenant shall meet within seven (7) days after delivery of the last Extension Proposal and make a good faith attempt to mutually appoint a single Arbitrator (and defined below) to determine the Market Rate. If Landlord and Tenant are unable to agree upon a single Arbitrator, then each shall, by written notice delivered to the other within ten (10) days after the meeting, select an Arbitrator. If either party fails to timely give notice of its selection for an Arbitrator, the other party’s submitted proposal shall determine the Base Rent for the Extension Term. The two Arbitrators so appointed shall, within five (5) Business Days after their appointment, appoint a third Arbitrator. If the two Arbitrators so selected cannot agree on the selection of the third Arbitrator within the time above specified, then either party, on behalf of both parties, may request such appointment of such third Arbitrator by application to any state court of general jurisdiction in the jurisdiction in which the Premises are located, upon ten (10) days prior written notice to the other party of such intent.

(a) The decision of the Arbitrator(s) shall be made within thirty (30) days after the appointment of a single Arbitrator or the third Arbitrator, as applicable. The decision of the single Arbitrator shall be final and binding upon the parties. The average of the two closest Arbitrators in a three Arbitrator panel shall be final and binding upon the parties. Each party shall pay the fees and expenses of the Arbitrator appointed by or on behalf of such party and the fees and expenses of the third Arbitrator shall be borne equally by both parties. If the Market Rate is not determined by the first day of the Extension Term, then Tenant shall pay Landlord Base Rent in an amount equal to the Base Rent in effect immediately prior to the Extension Term until such determination is made. After the determination of the Market Rate, the parties shall make any necessary adjustments to such payments made by Tenant. Landlord and Tenant shall then execute an amendment recognizing the Market Rate for the Extension Term.

(b) An “Arbitrator” shall be any person appointed by or on behalf of either party or appointed pursuant to the provisions hereof and: (i) shall be (A) a member of the American Institute of Real Estate Appraisers with not less than ten (10) years of experience in the appraisal of improved office and high tech industrial real estate in the greater Boston, Massachusetts metropolitan area, or (B) a licensed commercial real estate broker with not less than fifteen (15) years experience representing landlords and/or tenants in the leasing of high tech or life sciences space in the greater Boston, Massachusetts metropolitan area, (ii) devoting substantially all of their time to professional appraisal or brokerage work, as applicable, at the time of appointment and (iii) be in all respects impartial and disinterested.

28.3  Rights Personal. The Extension Right is personal to Tenant and any transferee pursuant to a Permitted Assignment and is not otherwise assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease.

28.4 Exceptions. Notwithstanding anything set forth above to the contrary, at Landlord’s option, the Extension Right shall not be in effect and Tenant may not exercise the Extension Right:

(i) during any period of time that Tenant is in Default under any provision of this Lease; or

(ii) if Tenant has been in Default under any provision of this Lease three or more times, whether or not the Defaults are cured, during the 12 month period immediately prior to the date that Tenant intends to exercise the Extension Right, whether or not the Defaults are cured.

28.5 No Extensions. The period of time within which the Extension Right may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Right.

28.6 Termination. The Extension Right shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Extension Right, if, after such exercise, but prior to the commencement date of the Extension Term, (i) Tenant fails to timely cure any Default by Tenant under this Lease; or (ii) Tenant has Defaulted three or more times during the period from the date of the exercise of the Extension Right to the date of the commencement of the Extension Term, whether or not such Defaults are cured.

ARTICLE 29

RIGHT OF FIRST OFFER

29.1 Tenant’s Right of First Offer. After the initial lease-up of the entire Building (or before the initial lease-up thereof after the 24th month following the Lease Commencement Date), Tenant shall have an on-going Right of First Offer to lease any space (“Offer Space”) in the Building subject to the right of Landlord to extend or renew any then current lease (or enter into a new lease with the same tenant even if no extension or renewal rights are contained in the current lease) and subject to the following terms and conditions:

(a) Landlord shall give notice (“Offer Notice”) to Tenant of the availability anticipated availability) of such space, setting forth the terms and conditions on which Landlord would lease such space to Tenant which terms shall include rent at the Market Rate. The term of the lease for the Offer Space shall be co-terminus with the Term for Premises provided that there is at least three (3) years of unexpired Term remaining in the Base Term or Extension Term. Otherwise the term pertaining to the Offer Space shall be five (5) years unless a longer term is requested by Tenant. Tenant shall have the right, exercisable by notice to Landlord given on or before the tenth (10th) Business Day after receipt of the Offer Notice to lease such space on the terms and conditions set forth in the Offer Notice. If Tenant shall not elect to lease such space within the ten (10) Business period, Landlord shall be free to lease such space on any terms and conditions, provided, however, that the new lease shall contain a net effective rental rate (taking into account relevant factors, including the average annual base rent and additional rent (less concessions) tenant improvement allowances and other economic inducements) equal to least ninety five percent (95%) of such net effective rental rate set forth in Landlord’s Notice to Tenant. If, within six months after Tenant’s actual or deemed rejection, desires to lease the Offer Space at a net effective rental rate less than ninety five percent (95%) of the net effective rental rate set forth in Landlord’s Offer Notice, then, prior to leasing the Offer Space to a third party, Landlord shall again give Tenant an Offer Notice of the availability of the Offer Space and an opportunity to lease the same.

(b) If Landlord has not leased the Offer Space within six (6) months of the date of Landlord’s Offer Notice for such space, then Tenant’s Right of First Offer shall once again apply to such space and Landlord must continue to first offer such space to Tenant prior to leasing to a third party at all times during the Term after the expiration of any such six (6) month period (provided that the six month deadline shall be extended as necessary if Landlord has commenced negotiations with a prospective tenant but not yet in good faith executed a lease during the six month period).

(c) The terms and provisions of Sections 28.3-28.6 shall be incorporated into this Section and pertain to Tenant’s option to exercise its Right of First Offer as if originally stated herein.

ARTICLE 30

MISCELLANEOUS

30.1 Notices. All notices or other communications between the parties shall be in and shall be deemed duly given upon delivery or refusal to accept delivery by the addressee if delivered in person, or upon actual receipt if delivered by reputable overnight guaranty courier, addressed and sent to the parties at their addresses set forth above. Landlord and Tenant may time to time by written notice to the other designate another address for receipt of future notices.

30.2 Joint and Several Liability. If and when included within the term “Tenant,” as used in this instrument, there is more than one person or entity, each shall be jointly and liable for the obligations of Tenant.

30.3 Financial Information. Upon request from Landlord given not more than once in any twelve month period unless a Default shall have occurred and remain outstanding, Tenant shall furnish Landlord with true and complete copies of Tenant’s most recent annual financial statements and Tenant’s most recent unaudited quarterly financial statements, in form prepared by Tenant. If Tenant becomes a “public company” and its financial information is publicly available, then the foregoing delivery requirements of this Section shall not apply. Such financial information shall be provided subject to the requirement that Landlord agree to: (a) in confidence all such financial information and not disclose the financial information to third parties other than Landlord’s affiliates, attorneys, lenders and consultants without the prior consent of Tenant; (b) use the financial information solely in connection with this Lease; (c) treat the financial information with the same degree of care it uses to protect its own but in no event with less than a reasonable degree of care; (d) reproduce the financial information solely to the extent necessary in connection with this Lease, with all such reproductions being considered confidential; and (e) disclose solely to its employees or consultants on a need-to-know basis; provided, however, that (i) any such employees and consultants are bound by written obligations of confidentiality at least as restrictive as those set forth in this Lease, and (ii) Landlord remains liable for the compliance of such employees and consultants with such obligations.

Landlord will not have obligations of non-disclosure and non-use with respect to any portion of the financial information that Landlord can demonstrate, by clear and convincing evidence: (a) is generally known to the public at the time of disclosure or becomes generally known through no wrongful act on the part of Landlord; (b) is in Landlord’s possession at the time of disclosure other than as a result of Landlord’s breach of any legal obligation; (c) becomes known to Landlord through disclosure by sources other than Tenant having the legal right to disclose such financial information; or (d) is independently developed by Landlord without reference to or reliance upon the financial information as evidenced by written records.

If Landlord is required by a governmental authority or by order of a court of competent jurisdiction to disclose any of the financial information, Landlord will give Tenant prompt written notice thereof and Landlord shall take all reasonable and lawful actions to avoid or minimize the degree of such disclosure. Landlord will reasonably cooperate with Tenant in any efforts to seek a protective order.

30.4 Recordation. Tenant agrees not to record this Lease, but upon request of either party, both parties shall execute and deliver a notice of this Lease in form appropriate for or registration, and if this Lease is terminated before the Term expires, an instrument in such acknowledging the date of termination.

30.5 Interpretation. The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any exhibits or amendments hereto. Words of any gender used in this Lease shall be and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. The captions inserted in this Lease are convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

30.6 Not Binding Until Executed. The submission by Landlord to Tenant of this shall have no binding force or effect, shall not constitute an option for the leasing of the nor confer any right or impose any obligations upon either party until execution of this Lease by both parties.

30.7 Limitations on Interest. It is expressly the intent of Landlord and Tenant at all times to comply with applicable law governing the maximum rate or amount of any interest payable on or in connection with this Lease. If applicable law is ever judicially interpreted so as render usurious any interest called for under this Lease, or contracted for, charged, taken, or received with respect to this Lease, then it is Landlord’s and Tenant’s express intent that all excess amounts theretofore collected by Landlord be credited on the applicable obligation (or, if the obligation has been or would thereby be paid in full, refunded to Tenant), and the provisions this Lease immediately shall be deemed reformed and the amounts thereafter collectible reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder.

30.8 Choice of Law. Construction and interpretation of this Lease shall be governed by the internal laws of the state in which the Premises are located, excluding any principles of conflicts of laws.

30.9 Time. Time is of the essence as to the performance of Tenant’s obligations under this Lease.

30.10 OFAC. Tenant, and all beneficial owners of Tenant, are currently (a) in with and shall at all times during the Term of this Lease remain in compliance with the of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of this Lease be listed on, the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is from conducting business under the OFAC Rules.

30.11 Incorporation by Reference. All exhibits and addenda attached hereto are hereby incorporated into this Lease and made a part hereof. If there is any conflict between such or addenda and the terms of this Lease, such exhibits or addenda shall control.

30.12 Entire Agreement. This Lease, including the exhibits attached hereto, constitutes the entire agreement between Landlord and Tenant pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, letters of intent, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements, express or implied, made to either party by the other party connection with the subject matter hereof except as specifically set forth herein.

30.13 No Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installment of Base Rent or any Additional Rent will be other on account of the earliest stipulated Base Rent and Additional Rent, nor will any endorsement or statement on any check or letter accompanying a check for payment of any Base Rent or Additional Rent be an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or to pursue any other remedy provided in this Lease.

30.14 Hazardous Activities. Notwithstanding any other provision of this Lease, Landlord, for itself and its employees, agents and contractors, reserves the right to refuse to perform any repairs or services in any portion of the Premises which, pursuant to Tenant’s safety guidelines, practices or custom or prudent industry practices, require any form of clothing or equipment other than safety glasses. In any such case, Tenant shall contract with parties who are acceptable to Landlord, in Landlord’s reasonable discretion, for all such repairs and services, and Landlord shall, to the extent required, equitably adjust Tenant’s Share of Operating Expenses in respect of such repairs or services to reflect that Landlord is not providing such repairs or services to Tenant.

30.15 REIT/UBTI. The Landlord and the Tenant hereby agree that it is their intent that minimum rent and all other additional rent and any other rent and charges payable to the under this lease (hereinafter individually and collectively referred to in this Section as “Rent”) shall qualify as “rents from real property” within the meaning of Sections 512(b)(3) and 856(d) the Internal Revenue Code of 1986, as amended, (the “Code”) and the U.S. Department of the Treasury Regulations promulgated thereunder (the “Regulations”). In the event that (i) the Code or the Regulations, or interpretations thereof by the Internal Revenue Service contained in rulings or other similar public pronouncements, shall be changed so that any Rent no longer so qualifies as “rent from real property” for purposes of either said Section 512(b)(3) or Section 856(d) or (ii) the Landlord, in its sole discretion, determines that there is any risk that all or part any Rent shall not qualify as “rents from real property” for the purposes of either said Sections 512(b)(3) or 856(d), such Rent shall be adjusted in such manner as the Landlord may require so that it will so qualify; provided, however, that any adjustments required pursuant to this Section shall be made so as to produce the equivalent (in economic terms) Rent as payable prior to such adjustment and shall not materially adversely affect the operations of Tenant in the Premises, parties agree to execute such further commercially reasonable instrument as may reasonably be required by the Landlord in order to give effect to the foregoing provisions of this Section.

30.16 Quiet Enjoyment. So long as Tenant is not in Default under this Lease, Tenant shall, subject to the terms of this Lease, at all times during the Term, have peaceful and quiet enjoyment of the Premises against any person claiming by, through or under Landlord.

30.17 Prorations. All prorations required or permitted to be made hereunder shall be made on the basis of a 360 day year and 30 day months.

30.18 Rules and Regulations. Tenant shall, at all times during the Term and any extension thereof, comply with all reasonable rules and regulations at any time or from time to time established by Landlord covering use of the Premises and the Project. The current rules and regulations are attached hereto as Exhibit M. If there is any conflict between said rules and regulations and other provisions of this Lease, the terms and provisions of this Lease shall Landlord shall not have any liability or obligation for the breach of any rules or regulations by other tenants in the Project and shall not enforce such rules and regulations in a discriminatory manner.

30.19 Security. Landlord and Tenant acknowledge and agree that security devices and services, if any, while intended to deter crime may not in given instances prevent theft or other criminal acts and that Landlord is not providing any security services with respect to the and that Tenant is not providing any security services with respect to areas outside of the Tenant agrees that, except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Party, Landlord shall not be liable to Tenant for, and Tenant waives claim against Landlord with respect to, any loss by theft or any other damage suffered or by Tenant in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises. Tenant shall be entitled to install and maintain security devices and services as it deems appropriate within the Premises, and Landlord acknowledges the scope of such security devices and services may include surveillance and monitoring of areas outside of the Premises provide that such devices do not affect the rights and use and enjoyment other tenants in the Building. Tenant shall be solely responsible for the personal safety of officers, employees, agents, contractors, guests and invitees while any such person is in, on or about the Premises and/or the Project. Tenant shall at Tenant’s cost obtain insurance coverage to the extent Tenant desires protection against such criminal acts.

30.20 Force Majeure. Neither party shall be responsible or liable for delays in the performance of its obligations hereunder (other than monetary obligations) when caused by, related to, or arising out of acts of God, sinkholes or subsidence, strikes, lockouts, or other labor disputes, embargoes, quarantines, weather, national, regional, or local disasters, calamities, or catastrophes, inability to obtain labor or materials (or reasonable substitutes therefor) at costs or failure of, or inability to obtain, utilities necessary for performance, governmental restrictions, orders, limitations, regulations, or controls, national emergencies, delay in issuance revocation of permits, enemy or hostile governmental action, terrorism, insurrection, riots, civil disturbance or commotion, fire or other casualty, and other causes or events beyond the control of such party (“Force Majeure”).

30.21 Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person in connection with this transaction and that no broker brought about this transaction, other than the Brokers listed in Section 1.1 hereof. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims any broker, other than the Brokers named in Section 1.1, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to leasing transaction. Landlord will be responsible to pay the commissions due to the named pursuant to a separate agreement.

30.22 Severability. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby. It is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added, as a part of this Lease, a clause or provision as similar in effect to such illegal, invalid or unenforceable clause or provision as shall be legal, valid and enforceable.

[Signatures on next page]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

TENANT:

FOUNDATION MEDICINE, INC., a Delaware corporation

By:	/s/ Michael Pellini
Name:	Michael Pellini, MD
Title:	President & CEO

LANDLORD:

150 SECOND STREET, LLC, a Delaware limited liability company

By:	/s/ Shawn Hurley
Shawn Hurley, Manager

By:	/s/ Mats Johansson
Mats Johansson, Manager

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